SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

MAYTAG CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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Proxy Statement

2004 ANNUAL MEETING OF STOCKHOLDERS

In accordance with our security procedures, all persons attending the Annual Meeting must present an admission card. See the last page for details.

i

April 2, 2004

Dear Stockholder:

I am pleased to invite you to Maytag Corporation’s 2004 Annual Meeting of Stockholders. The meeting will be held at 8:30 a.m. C.S.T. on Thursday, May 13, 2004, at the Sodexho Marriott Conference Center auditorium, 600 North Second Avenue West, Newton, Iowa.

At the meeting, our stockholders will be asked to (1) elect directors to the Maytag Corporation Board, (2) ratify the selection of Ernst & Young LLP as independent auditor for 2004, (3) approve an amended and restated broad-based Employee Discount Stock Purchase Plan, (4) approve a company proposal to repeal a supermajority provision of our Restated Certificate of Incorporation and (5) vote on two stockholder proposals. You will find other detailed information about our operations, including our audited financial statements, in the Annual Report, which is a separate enclosure.

Your vote is very important. We encourage you to read this proxy statement and vote your shares as soon as possible. A return envelope for your proxy card is enclosed for convenience. You also have the option of voting by using a toll-free telephone number or via the Internet. Instructions for using these services are included on the proxy card.

Thank you for your continued support of Maytag Corporation. We look forward to seeing you on May 13th.

Sincerely,

Ralph F. Hake Chairman and Chief Executive Officer

NOTICE OF ANNUAL MEETING

AND

PROXY STATEMENT

MEETING NOTICE

The Annual Meeting of the Stockholders of Maytag Corporation, a Delaware corporation, will be held at the Sodexho Marriott Conference Center auditorium, located at 600 North Second Avenue West, Newton, Iowa 50208, on May 13, 2004, at 8:30 a.m. C.S.T., for the purpose of considering and acting upon the following:

(1) The election of four directors for three-year terms, expiring in 2007.

(2) Ratification of the selection of Ernst & Young LLP as Maytag’s independent auditor to audit the consolidated financial statements to be included in the Annual Report to Stockholders for 2004.

(3) Approval of an amended and restated Maytag Employee Discount Stock Purchase Plan.

(4) Approval of a company proposal to repeal Article Eleventh of Maytag’s Restated Certificate of Incorporation.

(5) If properly presented at the Annual Meeting, a stockholder proposal concerning the classification of the Board of Directors.

(6) If properly presented at the Annual Meeting, a stockholder proposal concerning stockholder adoption of “poison pill” provisions.

(7) The transaction of any other matters that properly come before the meeting or any adjournment of the meeting.

Stockholders entitled to vote are invited to attend the Annual Meeting.

If you plan to attend the meeting, bring your admission card, which is attached to the back of your proxy card or, if you received your proxy electronically, bring a copy of the “Annual Meeting Notification” email that you received that contained your account number. If your shares are held in the name of a broker, trust, bank or other nominee, you should bring with you a proxy or letter from the broker, trustee, bank or nominee confirming your beneficial ownership of the shares.

The Board of Directors has fixed the close of business on March 16, 2004, as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting.

Patricia J. Martin Secretary

Dated: April 2, 2004

Every stockholder’s vote is important. Please complete, sign,

date and return your proxy form, or submit your vote

and proxy by phone or by internet.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

May 13, 2004

The Annual Meeting of the Stockholders of Maytag Corporation, a Delaware corporation, will be held at the Sodexho Marriott Conference Center auditorium, located at 600 North Second Avenue West, Newton, Iowa 50208, on May 13, 2004, at 8:30 a.m. C.S.T. and at any adjournments of the meeting.

ABOUT THE MEETING

Who Sent Me this Proxy Statement?

Maytag’s Board of Directors sent you this proxy statement and proxy card. The mailing of this proxy statement and proxy card began on April 2, 2004. We will pay for the solicitation. In addition to this solicitation by mail, proxies may be solicited by our directors, officers and other employees by telephone, Internet, telegraph, telefax or telex, in person or otherwise. These people will not receive any additional compensation for assisting in the solicitation. We may also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of our shares. We will reimburse those organizations, our transfer agent and ADP Investor Communication Services for their reasonable out-of-pocket expenses in forwarding such material. We have also retained Innisfree M&A Incorporated to aid in the solicitation of proxies for a fee of $12,500 plus out-of-pocket expenses.

Why Did I Receive this Proxy Statement and Proxy Card?

You received this proxy statement and proxy card from us because you owned our common stock as of March 16, 2004. We refer to this date as the record date. This proxy statement contains important information about the annual meeting and the business to be transacted at the annual meeting.

What Does It Mean If I Receive More Than One Proxy Card?

It means that you have multiple accounts at the transfer agent and/or with stockbrokers. Please sign and return all proxy cards to ensure that all your shares are voted.

What is the Purpose of the Annual Meeting?

At the annual meeting, our stockholders will act upon the matters outlined in the notice of annual meeting on the cover page of this proxy statement, including the election of four directors, ratification of selection of independent auditor, approval of an amended and restated broad-based employee discount stock purchase plan, approval of a company proposal to repeal a supermajority provision of our Restated Certificate of Incorporation and the consideration of two stockholder proposals, if properly presented at the meeting.

Who Is Entitled to Vote at the Annual Meeting?

All stockholders who owned our common stock at the close of business on the record date, March 16, 2004, are entitled to receive notice of the annual meeting and to vote the shares of common stock that they held on that date at the meeting, or any adjournments of the meeting.

What Are the Voting Rights of Stockholders?

Each outstanding share of our common stock will be entitled to one vote on all matters to be considered. Maytag has no other voting securities outstanding.

Who Can Attend the Annual Meeting?

All stockholders as of the record date, or their legally authorized proxies, may attend the meeting, and each may be accompanied by one guest. Seating, however, is limited. Cameras, recording devices and other electronic devices will not be permitted at the meeting. If you plan to attend the meeting, please bring your admission card, which is attached to the back of your proxy card. An admission card is required for admission to the meeting. If you received your proxy electronically, bring a copy of the “Annual Meeting Notification” email. If your shares are held in the name of a broker, trust, bank or other nominee, you should bring with you a proxy or letter from the broker, trustee, bank or nominee confirming your beneficial ownership of the shares.

What Constitutes a Quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of our common stock outstanding on the record date will constitute a quorum. The presence of a quorum will permit us to conduct the proposed business at the annual meeting. As of March 16, 2004, the record date, approximately 78,840,093 shares of our common stock were issued and outstanding; this does not include 38,310,500 shares of treasury stock.

Your common stock will be counted as present at the meeting if you:

•	are present at the meeting; or

•	have properly submitted a proxy card by mail or voted by telephone or through the Internet.

Proxies received but marked as abstentions and broker non-votes will be included in the number of shares considered to be present at the meeting.

How Do I Vote?

If you complete and properly sign the accompanying proxy card and return it to us, it will be voted as you direct. If you are a registered stockholder and attend the meeting, you may deliver your completed proxy card in person. Stockholders who hold their shares in “street name” (that is, if you hold your stock through a broker or other nominee) and who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares. Even if you plan to attend the annual meeting, your plans may change, so it is a good idea to complete, sign and return your proxy card or vote by telephone or through the Internet in advance of the meeting.

What Are the Different Ways That I Can Vote?

If you are a registered stockholder (that is, if you hold your stock in certificate form) or if you own stock through your participation in our Employee Stock Purchase Plan and/or our Dividend Reinvestment and Stock Purchase Plan, you may vote by mail, telephone or through the Internet by following the instructions included with your proxy card.

If your shares are held in street name, please check your proxy card or contact your broker or nominee to determine whether you will be able to vote by telephone or through the Internet, in addition to returning the proxy card in the envelope provided by your broker or nominee.

The deadline for voting by telephone or through the Internet is 11:59 p.m. (Eastern Time) on May 12, 2004.

How do I vote my Salary Savings Plan (401(k)) and Employee Stock Ownership Plan (ESOP) shares?

If you participate in the Maytag Corporation Salary Savings Plan (401(k)) and/or the Maytag Corporation Employee Stock Ownership Plan (ESOP), you may vote the number of shares of common stock equivalent to the interest in Maytag common stock that is credited to your account as of March 16, 2004, the record date. You need to instruct the trustee of the Plans on how to vote your shares by completing and returning your proxy card or voting by telephone or through the Internet. If you do not return your proxy card, or, if you do not vote by telephone or through the Internet, the trustee will vote the shares in your 401(k) and/or ESOP account in the same proportion as the shares voted by other Plan participants.

Can I Change My Vote?

Yes. Even after you have submitted your proxy card or voted by telephone or through the Internet, you may change your vote at any time before the proxy is voted by (1) filing with our Secretary a written notice of revocation, (2) submitting a duly executed proxy bearing a later date, (3) voting by telephone or through the Internet at a later time, but not later than 11:59 p.m. (Eastern Time) on May 12, 2004, or (4) attending the annual meeting and voting in person.

What Are the Recommendations of Our Board of Directors?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors. Our Board of Directors’ recommendations are set forth, together with the description of each item, in this proxy statement. In summary, our Board of Directors recommends a vote:

•	FOR the election of the nominated slate of directors (see page 7);

•	FOR the ratification of selection of independent auditor (see page 15);

•	FOR the approval of the amended and restated Maytag Employee Discount Stock Purchase Plan (see page 15);

•	FOR the proposal to repeal Article Eleventh of the Restated Certificate of Incorporation (see page 19);

•	AGAINST the stockholder proposal concerning the classification of the Board of Directors (see page 20); and

•	AGAINST the stockholder proposal concerning stockholder adoption of “poison pill” provisions (see page 22).

We do not know of any other business to be transacted at the meeting. If any other matter properly comes before the meeting, the proxy holders will vote or act in accordance with their best judgment.

What Vote is Required to Approve Each Item?

Election of Directors. Directors need the affirmative vote of holders of a plurality of the voting power present to be elected. At this year’s meeting, the four nominees receiving the greatest number of votes will be deemed to have received a plurality of the voting power present. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum. Accordingly, a “WITHHOLD AUTHORITY” vote will have the effect of a negative vote. However, withholding authority to vote for a director nominee will not prevent the nominee from being elected by a plurality. Neither abstentions nor broker non-votes will have any effect on the election of directors.

Proposal to Amend the Restated Certificate of Incorporation. The affirmative vote of the holders of at least 80% of the shares of common stock of Maytag issued and outstanding and entitled to vote thereon is required to approve the proposal by management to amend the Restated Certificate of Incorporation by deleting Article Eleventh. A properly executed proxy marked “ABSTAIN” with respect to this proposal will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention with respect to this proposal will have the effect of a negative vote with respect to such proposal.

Other Items. For each other item, the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the item will be required for approval. A properly executed proxy marked “ABSTAIN” with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.

If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.

Where Can I Find the Voting Results of the Meeting?

The preliminary voting results will be announced at the meeting. The final certified results will be published in our quarterly report on Form 10-Q for the second quarter of fiscal 2004 that we will file with the Securities and Exchange Commission.

Will there be other matters proposed at the Annual Meeting?

Maytag’s bylaws limit the matters presented at the Annual Meeting to those in the notice of the meeting (or any supplement), those otherwise properly presented by the Board of Directors and those presented by stockholders so long as the stockholder complies with certain advance notice requirements. Please refer to the next question for a description of these requirements. We do not expect any other matter to come before the Annual Meeting. However, if any other matter requiring a vote of stockholders is presented in a proper manner, your signed proxy gives the individuals named as proxies authority to vote your shares in their discretion.

When are 2005 stockholder proposals due if they are to be included in the company’s proxy materials?

To be considered for inclusion in our proxy statement for the 2005 Annual Meeting of Stockholders, a stockholder proposal must be received at Maytag’s offices no later than December 3, 2004. To establish the date on which Maytag receives a proposal, we suggest that proponents submit their proposals by certified mail, return receipt requested.

A stockholder wishing to nominate a candidate for election to the Board or present an item of business at the 2005 Annual Meeting is required to give appropriate written notice to the Secretary of Maytag, which must be received by Maytag between 90 and 120 days before the 2005 Annual Meeting. The 2005 Annual Meeting is currently scheduled for May 12, 2005. Maytag is not required to present the matter in its proxy materials. Any notice of nomination is required to contain certain information about both the nominee and the stockholder making the nomination. The Governance and Nominating Committee may require that the proposed nominee furnish other information to determine that person’s eligibility and qualifications to serve as a director. A nomination or item of business which does not comply with the above procedure or the bylaws will be disregarded.

How Can I Find More Information about Maytag Corporation?

We file annual, quarterly and special reports and other information with the Securities and Exchange Commission. The filings are available to the public at the Commission’s web site http://www.sec.gov. Our website, http://www.maytagcorp.com, has copies of these filings as well under the heading “Financial Center.” Our common stock is listed on the New York Stock Exchange under the symbol “MYG” and you may inspect our SEC filings at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

MAYTAG GOVERNANCE FACTS

Maytag has prepared the following chart to highlight important facts about its governance:

Maytag’s Governance Attributes	Status

BOARD AND COMMITTEE MAKEUP

Maytag exceeds the NYSE requirement that a majority of directors should be independent.	Ten of eleven directors (91%) are independent directors under the NYSE rules. Current CEO is the only inside director.

Maytag has an independent lead director, Mr. Howard L. Clark, Jr., a long-time board member.

As lead director, Mr. Clark:

•      Chairs the executive sessions of the board, which are held at every board meeting with only independent directors present; all management employees are excused

•      Reviews, along with the executive committee, the board meeting agendas

•      Chairs the executive committee, which meets several times a year, usually between board meetings.

Director attendance exceeded 75% at board and committee meetings.	Each director attended at least 97% of board and committee meetings. It is Maytag’s policy to encourage the attendance of all directors at all board and committee meetings and at the annual meeting of stockholders. Nine out of the ten (90%) directors attended the 2003 Annual Meeting.

Maytag complies with NYSE rules that the members of the Audit, Compensation and Governance and Nominating Committees all be independent.	Audit, Compensation, Governance and Nominating and Finance Committees consist of all independent directors. The only committee not comprised solely of independent directors is the Executive Committee, of which Mr. Ralph F. Hake, Maytag’s Chief Executive Officer, is a member.

Maytag has adopted Corporate Governance Guidelines and charters of each committee.	See Maytag’s website, “maytagcorp.com” under “About Maytag Corporation-Corporate Governance” for Maytag’s committee charters and its Corporate Governance Guidelines.

COMPENSATION-DIRECTORS

Director compensation	Cash compensation of $35,000 annual retainer plus meeting fees and annual stock option grant of 3,000 shares. See page 10 for more detail.

Directors are encouraged to hold a meaningful ownership position in Maytag stock.	All directors, with at least 5 years tenure, own, either directly or in restricted stock units, an amount of stock valued in excess of three times their retainer.

COMPENSATION-CEO

Much of CEO’s compensation is tied to financial performance metrics.

•      Annual incentive for CEO tied to financial metrics for 2003; no payout for 2003 based on company performance;

•      Long-term (3 years) incentive tied to return on net assets and total shareholder return, resulting in payout in stock (not cash) for the 2001-2003 period.

More than half of the CEO’s stock options are premium priced, i.e. option price exceeded market price at date of grant.

Of Mr. Hake’s 550,000 options awarded over a three year period:

•      150,000 (27%) were issued with exercise price at 15% above fair market value at the date of grant.

•      150,000 (27%) were issued with exercise price at 33% above fair market value at the date of grant.

CEO has aggressive stock ownership guidelines	CEO stock ownership guideline is six times base salary, targeted for achievement over a 5 year period — requires personal investment in addition to stock-based compensation awards

COMPENSATION-SENIOR EXECUTIVES

Much of senior executive group’s compensation is tied to company financial performance metrics

•      Annual incentive tied to financial and strategic goals;

•      Long-term (3 years) incentive tied to return on net assets and total shareholder return, resulting in payout in stock (not cash) for the 2001-2003 period

Senior executive group has aggressive stock ownership guidelines	Senior executive group stock ownership guidelines range from 1.5 to three times base salary, targeted for achievement over a 5 year period — requires personal investment in addition to stock-based compensation awards

COMPENSATION-GENERAL

Equity-based compensation plans that were not stockholder approved	None—Maytag’s broad-based Employee Discount Stock Purchase Plan is on the ballot for the 2004 meeting. See page 15.

Director, CEO, executive or other insider loans	None

Repricing of stock options	None—option plan requires shareholder approval for any repricing of options.

GOVERNANCE RATINGS

Institutional Shareholder Services (ISS) rating is high	According to ISS, Maytag outperformed 79.9% of the companies in the S&P 500 and 96.6% of the companies in the Consumer Durables & Apparel group (as of 11/04/2003) (Unchanged as of March 2004)

DIRECTORS AND NOMINEES FOR ELECTION AS DIRECTORS

Under the authority of Maytag’s Bylaws, the Board consists of eleven directors divided into three groups. The term of each group expires in different years. There will be four directors elected at this Annual Meeting. The four nominees, Wayland R. Hicks, James A. McCaslin, W. Ann Reynolds and Fred G. Steingraber, each of whom is currently a director, are nominated for terms expiring at the 2007 Annual Meeting.

Proxies will be voted for each of the nominees unless other directions are given in the proxy. If any nominee is unavailable for election, an event which is not anticipated, such proxies will be voted for the election of the remaining nominees and for the election of a substitute nominee, or the Board may elect not to fill the vacancy and to reduce the number of directors.

The following sets forth certain information regarding each nominee and each director whose term continues after the 2004 Annual Meeting based on information received from each such nominee and continuing director.

BALLOT ITEM 1

(1)	NOMINEES FOR A TERM TO EXPIRE IN 2007

Wayland R. Hicks, 61, Vice Chairman and Chief Executive Officer, United Rentals, Inc., an equipment rental firm. Director since 1994.

Mr. Hicks became Vice Chairman and Chief Executive Officer of United Rentals, Inc. in December of 2003. Prior to that, Mr. Hicks held the position of Vice Chairman and Chief Operating Officer beginning in 1998 and President & Chief Operating Officer in 1997. Mr. Hicks was President and Chief Executive Officer of Indigo, Inc. N.V. from 1996 until 1997. He served as Chief Executive Officer and Vice Chairman of Nextel Communications, Inc. from 1994 until 1995. Prior to joining Nextel, Mr. Hicks served in various management positions with Xerox Corporation, becoming a Group Vice President in 1983 and an Executive Vice President in 1987. Mr. Hicks is also a director of United Rentals, Inc.

James A. McCaslin, 55, President and Chief Operating Officer of Harley-Davidson Motor Company, a motorcycle manufacturing company. Elected by the Board as a director in September 2003.

Mr. McCaslin joined Harley-Davidson in 1992 as General Manager and later Vice President of the company’s York, Pennsylvania operations. He was appointed Vice President, Continuous Improvement in 1997. In 1999 he was named Vice President, Dealer Services, a position he held until accepting his current position in 2001. Prior to joining Harley–Davidson, Mr. McCaslin worked in plant management at JI Case and also has significant experience in automobile manufacturing having worked for Chrysler Corporation, Volkswagen and General Motors’ Chevrolet Division. He currently serves as board chairman of the Manufacturing Skill Standards Council, a non-profit industry coalition.

W. Ann Reynolds, 66, former Director, Center for Community Outreach and Development, The University of Alabama at Birmingham from 2002 to 2003. Director since 1988.

Dr. Reynolds served as President of The University of Alabama at Birmingham from 1997 to 2002. Dr. Reynolds was Chancellor of The City University of New York from 1990 to 1997, Chancellor of The California State University from 1982 1990, and Provost and a professor at Ohio State University from 1979 to 1982. Prior to that time she held a variety of administrative, research and teaching positions at the University of Illinois Medical Center. She is also a director of Abbott Laboratories, Humana, Inc. and Owens-Corning Fiberglas Corporation.

Fred G. Steingraber, 65, Chairman of Board Advisors, LLC, a personal advisory and consulting service to Boards of Directors and top management. Director since 1989.

Mr. Steingraber is the retired Chairman and Chief Executive Officer of A.T. Kearney, Inc., a management consulting firm and held various positions with A. T. Kearney for over 38 years, beginning in 1964. He became Chief Executive Officer in 1983 and Chairman and Chief Executive Officer in 1985. Mr. Steingraber is also a director of John Hancock Financial Trends Fund, 3i PLC and Continental A.G.

The Board of Directors recommends a vote FOR the election of all named director nominees.

DIRECTORS WHOSE TERMS CONTINUE AFTER THE ANNUAL MEETING

Barbara R. Allen, 51, Partner with The Everest Group, a strategy consulting firm. Director since 1995. Term expires 2005.

Ms. Allen was previously Chief Executive Officer, Women’s United Soccer Association, the U.S. professional soccer league. Before that, Ms. Allen was Chief Operating Officer for Paladin Resources, an Internet service provider management company. Prior positions included President, Corporate Supplier Solutions, Corporate Express, a supplier of office products and related categories. She also held a variety of positions with The Quaker Oats Company over her 23 years with the company, most recently holding the position of Executive Vice President, International Food Products from 1995-1998.

Howard L. Clark, Jr., 60, Vice Chairman, Lehman Brothers Inc., an investment banking and brokerage firm. Director since 1986. Term expires 2005.

Mr. Clark was Chairman, President and Chief Executive Officer of Shearson Lehman Brothers Holdings, Inc. from 1990 until he assumed his current position in 1993. Before that, Mr. Clark was Executive Vice President and Chief Financial Officer of American Express Company, having held various positions with that firm since 1981. From 1968 to 1981 he was Managing Director of Blyth Eastman Paine Webber Incorporated or predecessor firms. He is also a director of Lehman Brothers Inc., White Mountains Insurance Group, Ltd., and Walter Industries, Inc.

Lester Crown, 78, Chairman of the Board, Material Service Corporation, an aggregates company. Director since 1989. Term expires 2005.

Mr. Crown was elected Chairman of the Board of Material Service Corporation in 1983, having served as its President since 1970. He is a director of General Dynamics Corporation and Chairman of Henry Crown and Company.

Ralph F. Hake, 55, Chairman and Chief Executive Officer, Maytag Corporation. Director since 2001. Term expires 2006.

Mr. Hake joined Maytag in 2001 as Chairman and Chief Executive Officer. Prior to joining Maytag, he served as Executive Vice President and Chief Financial Officer of Fluor Corporation, an engineering, procurement, construction, maintenance and business services company, from 1999 to 2001. From 1987 to 1999, Mr. Hake held a number of management positions with Whirlpool Corporation, a manufacturer of home appliances, including Vice President Financial Planning & Analysis, Vice President Planning & Development, Vice President & Controller, President Baukrecht Appliance-Europe, Executive Vice President, North America Region, Senior Executive Vice President, Global Operations, and Senior Executive Vice President & Chief Financial Officer. Mr. Hake is a director of ITT Industries, Inc. He is also a director of the National Association of Manufacturers, serving as Chairman of the Taxation & Economic Policy Group, a director of the Iowa Business Council and a member of the Advisory Council of The University of Chicago School of Business

William T. Kerr, 62, Chairman and Chief Executive Officer, Meredith Corporation, a publishing and broadcasting company. Director since 1998. Term expires 2005.

Mr. Kerr joined Meredith Corporation in 1991 as President of the Meredith Magazine Group and Executive Vice President of Meredith Corporation. He became President and Chief Operating Officer in 1994, President and Chief Executive Officer in 1997 and assumed his current position in 1998. Prior to 1991 he was a Vice President of The New York Times Company and President of its magazine group. He is also a director of Meredith Corporation, Principal Financial Group and Storage Technology Corporation.

Bernard G. Rethore, 62, Chairman of the Board Emeritus, Flowserve Corporation, a manufacturer of advanced-technology fluid transfer and control equipment systems and services. Director since 1994. Term expires 2006.

Mr. Rethore has been Chairman of the Board Emeritus of Flowserve Corporation since his retirement as an Executive Officer and Director in April 2000. He became Chairman and Chief Executive Officer of Flowserve

Corporation in 1997 and held the additional title of President from October 1998 until July 1999. He stepped down as Chief Executive Officer in January 2000, but continued to serve as Chairman until April 2000. Mr. Rethore had served as President and Chief Executive Officer of BW/IP, Inc. (a predecessor of Flowserve) since 1995 and was elected Chairman of the Board in February 1997. From 1989 until 1995, he was Senior Vice President of Phelps Dodge Corporation and President, Phelps Dodge Industries, its diversified international industrial group. Mr. Rethore is also a director of Belden Inc., Dover Corporation and Walter Industries, Inc.

Neele E. Stearns, Jr., 68, Chairman of Financial Investments Corporation, a private equity investment firm. Director since 1989. Term expires 2006.

Mr. Stearns has been the Chairman of Financial Investments Corporation since February 2001. From September 15, 2003 to January 15, 2004, he took a leave of absence from Financial Investments Corporation to serve as Interim Chairman and CEO of Footstar, Inc. Previously, Mr. Stearns was Chairman of the Board of Wallace Computer Services, Inc. from January 2000 through November 2000. Prior to 1995, he was President and Chief Executive Officer of CC Industries, Inc., a diversified holding company in Chicago, Illinois. He is also a director and Interim Vice Chairman of Footstar, Inc.

SHAREHOLDER COMMUNICATIONS WITH BOARD

Persons interested in communicating with the Board of Directors are encouraged to contact Mr. Howard L. Clark, Jr., lead director, all outside directors as a group or an individual director by submitting a letter or letters to the desired recipient(s) in a sealed envelope(s) labeled “Lead Director”, “Outside Director” or with the name of a specified director. This letter should be placed in a larger envelope and mailed to the Corporate Secretary, Maytag Corporation, 403 West 4th Street North, Newton, 50208. The Corporate Secretary will forward the sealed envelope(s) to the designated recipient.

SHAREHOLDER NOMINATIONS FOR DIRECTOR

The Governance and Nominating Committee has adopted a charter, which can be found on Maytag’s website (“maytagcorp.com” under “About Maytag Corporation-Corporate Governance”), that describes the attributes it seeks in considering director candidates. Maytag has determined that at least 75% of its directors should be independent directors. Currently ten of eleven directors, and all members of the Governance and Nominating Committee, are independent directors (91%). The Governance and Nominating Committee has not adopted any policy with regard to the consideration of any director candidate recommended by stockholders. The Committee recommends qualified individuals who, if added to the Board, will provide the mix of director characteristics and diverse experiences, perspectives and skills appropriate for Maytag. The Committee will use the following guidelines, which are set forth in the Governance and Nominating Committee Charter (paragraph 3), when it determines additional or replacement directors are warranted:

Director candidates should be qualified individuals who, if added to the Board, would provide the mix of director characteristics and diverse experiences, perspectives and skills appropriate for Maytag. Criteria for selection of candidates will include but not be limited to: business and financial acumen, education, demonstrated business ethics, tenure and breadth of experience in a significant leadership capacity and relevant regulatory guidelines.

MEETINGS AND COMMITTEES

During 2003, the Board of Directors held five meetings either in person or by telephone. The Board has the following committees: Audit Committee, Compensation Committee, Governance and Nominating Committee,

Finance Committee and Executive Committee. Each director attended at least 75% of Board meetings and meetings of the committees on which the director served.

The Audit Committee, currently consisting of Neele E. Stearns, Jr. (Chair), Barbara R. Allen, William T. Kerr and Fred G. Steingraber, met four times and held two telephone conference meetings in 2003. The functions of the Audit Committee are described below in the Audit Committee Report. Its duties include, among other actions, the review of Maytag’s financial statements with Maytag’s independent auditor, engagement of the independent auditor, review of audit results and review of internal audit reports and issues emanating therefrom. All members of the Audit Committee are “independent” within the meaning of rules governing audit committees adopted by the New York Stock Exchange.

The Compensation Committee’s duties are, in general, to review and approve Maytag’s compensation plans and policies, set the salaries of all senior executive officers, review and approve bonus and incentive plan allocations for management employees, award stock options and provide stock and other performance-based awards to key executives. The Committee currently consists of Bernard G. Rethore (Chair), Barbara R. Allen, James A. McCaslin and William T. Kerr. The Committee met five times in person and held one telephone conference meeting in 2003.

The Governance and Nominating Committee provides guidance to the Board on governance issues, reviews the qualifications of candidates for the Board, makes recommendations to the Board regarding these candidates and recommends compensation levels and other remunerative programs for directors. It currently consists of W. Ann Reynolds (Chair), Lester Crown, James A. McCaslin and Fred G. Steingraber. It met four times in 2003. Maytag’s process for identifying and evaluating candidates being nominated as directors is outlined in the Governance and Nominating Committee Charter. The Committee has the sole authority to retain and terminate any search firm to be used to identify director candidates, including sole authority to approve the search firms’ compensation and other retention terms.

The Finance Committee, whose current members include Wayland R. Hicks (Chair), Howard L. Clark, Jr., Lester Crown, W. Ann Reynolds and Fred G. Steingraber, is responsible for reviewing and recommending to the Chief Executive Officer and the Board financial policies, goals and plans, including major investments that support Maytag’s business strategy and the achievement of its goals while securing the financial health and integrity of the Company. The Committee met four times in 2003.

The Executive Committee currently consists of Howard L. Clark (Chair), Lester Crown, Ralph F. Hake, Wayland R. Hicks, Neele E. Stearns, Jr., and Bernard G. Rethore. Mr. Clark is also designated as the lead director with responsibility for chairing executive sessions of the Board. The Committee met three times in 2003.

COMPENSATION OF DIRECTORS

Directors who are employees of Maytag receive no compensation in their capacities as director. During 2003, non-employee directors were paid a retainer of $35,000 per year, $1,250 for each Board and committee meeting attended in person and are reimbursed for actual expenses. Telephone meetings were compensated at $750 per meeting. Committee chairs receive an additional $4,000 per annum except for the Executive Committee chair, who receives $5,000 per annum. Non-employee directors also receive an option grant to purchase 3,000 shares of common stock on the day after each annual meeting of stockholders. Mr. McCaslin, as a new non-employee director, received an option to purchase 10,000 shares of common stock upon becoming a member of the Board (in lieu of his first normal annual option award to purchase 3,000 shares). The exercise price for all director options is the fair market value of the common stock on the date of award. To further Maytag’s support for charitable organizations, directors are able to participate in Maytag’s matching gift program on the same terms as all Maytag employees and retirees. Under this program, the Maytag Foundation matches up to $2,500 a year in contributions by the director to an institution of higher education or other charity as outlined in the Maytag Foundation matching gift guidelines. Directors are also eligible to participate in an appliance products program and are taxed on the fair market value of those products. Directors may elect to defer part or all of their retainer and meeting fees into an unfunded Deferred Compensation Plan, which includes several mutual funds, a Maytag stock fund, and a money market fund (at market interest rates).

Mr. Rethore and Dr. Reynolds participate in the Maytag Corporation Directors’ Retirement Plan, an unfunded, noncontributory pension plan. The plan has been terminated with respect to all other current directors and with respect to future directors. Under the plan, Dr. Reynolds will receive an annual pension, beginning at the later of her attaining age of 70 or ceasing tenure as a director, equal to her annual Board retainer (excluding any Board committee meeting and committee chair fees) for the 12 month period prior to cessation of service as a director. Mr. Rethore has assigned his rights under the plan to his former spouse, who consequently will receive an annual pension of $15,000 per year, beginning at the later of Mr. Rethore attaining age 70 or ceasing tenure as a director.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT

The following table shows those persons or groups known to Maytag to be the beneficial owners of more than five percent (5%) of Maytag common stock as of March 16, 2004.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Name and Address	Amount and Nature of Beneficial Ownership	Percent of Class
FMR Corp. (1) 82 Devonshire Street Boston, Massachusetts 02109	4,535,557	5.77%

Longview Management Group LLC (2) c/o Gerald Ratner, as Attorney and Agent 222 North LaSalle Street Chicago, Illinois 60601	4,122,346	5.12%

(1)	The information was obtained from a Schedule 13G filing with the Securities and Exchange Commission by FMR Corp. on February 17, 2004. FMR Corp. reports sole voting power with respect to 70,637 shares, shared voting power with respect to no shares, sole dispositive power with respect to 4,535,557 shares and shared dispositive power with respect to no shares. FMR Corp.’s wholly owned subsidiary, Fidelity Management and Research Company, is the beneficial owner of 4,467,950 shares of Maytag common stock as a result of acting as an investment advisor to various investment companies.

(2)	Longview Management Group, LLC (“Longview”) is an investment advisor which manages the shares held by a number of persons, including Mr. Crown, members of his family, relatives, certain family partnerships, trusts associated with Mr. Crown’s family, and other entities (the “Crown Group”). Longview has shared voting and investment power with respect to 4,122,346 shares. James A. Star is president of Longview and accordingly, may be deemed to be the beneficial owner of all shares owned by Longview. Mr. Star disclaims beneficial ownership of all such shares. Geoffrey F. Grossman, as sole trustee of The Edward Memorial Trust, is the majority equity owner of Longview and, accordingly, may be deemed to be the beneficial owner of all shares beneficially owned by Longview. Mr. Grossman disclaims beneficial ownership of all such shares. Mr. Grossman’s address is 55 E. Monroe Street, Suite 4200, Chicago, Illinois 60603. The members of the Crown Group disclaim that they are a group for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, and disclaim that any one of them is the beneficial owner of shares owned by any other person or entity.

SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT

The following table shows the amount of Maytag common stock held by each director, each executive officer named in the Summary Compensation Table on page 25, and all directors and executive officers as a group, as of March 16, 2004:

Common Stock and Total Stock-Based Holdings

Name	Beneficial Ownership of Common Stock	1	Stock-Based Holdings	2	Percent of class
Barbara R. Allen	13,460		24,455		*
William L. Beer	160,592		241,559		*
Thomas A. Briatico	72,609		123,950		*
Howard L. Clark, Jr.	39,836		50,831		*
Lester Crown	3,015,926	3	3,026,921		3.8%
Ralph F. Hake	525,150		631,544		*
Wayland R. Hicks	25,000		35,995		*
William T. Kerr	12,100		25,244		*
James A. McCaslin	—		10,000		*
George C. Moore	10,184	4	64,082		*
Bernard G. Rethore	15,000		22,568		*
W. Ann Reynolds	16,783	4	19,783		*
Roger K. Scholten	41,452		87,244		*
Neele E. Stearns, Jr.	22,801		33,796		*
Fred G. Steingraber	19,000		29,995		*

All directors and executive officers as a group (23 persons)	4,190,140	5	4,844,935		5.3%

* Less than 1%

(1)	This column includes shares held by each director or named executive officer over which they have sole voting and investment power, except as noted. In accordance with SEC rules, this column also includes shares which the following persons have the right to acquire pursuant to stock options that are exercisable or will become exercisable within 60 days of March 16, 2004 as follows: Mr. Beer—138,623 shares; Mr. Hake—450,000 shares; Mr. Moore 0—shares; Mr. Scholten—30,311 shares; Mr. Briatico—52,911 shares; Ms. Allen, Dr. Reynolds, Messrs. Crown, Hicks, Kerr, Rethore and Steingraber—12,000 shares each; Mr. Clark—22,000; Mr. Stearns—6,000 shares and Mr. McCaslin-0 shares.

(2)	This column shows the individual’s total Maytag stock-based holdings, including voting securities shown in the “Beneficial Ownership of Common Stock” column (as described in Note 1), plus non-voting interests, including, as appropriate, the individual’s holdings of restricted stock units, deferred compensation accounted for as units of Maytag stock, and unvested stock options which will not become exercisable within 60 days of March 16, 2004.

(3)

The number of shares shown as beneficially owned by Mr. Crown includes the following: (i) 1,772,569 shares held by The Crown Fund, of which he is a partner; (ii) 620,521 shares owned by various trusts of which he is a trustee; and (iii) 65,657 shares owned by the Arie and Ida Crown Memorial of which he is a director. Mr. Crown has shared voting and investment power over the shares listed in this footnote. The number of shares shown does not include shares owned by various trusts of which Mr. Crown’s children are beneficiaries and partnerships in which Mr. Crown’s adult children are partners. Mr. Crown disclaims beneficial ownership of the shares listed in this footnote, except to the extent of his interest in The Crown Fund.

(4)	Includes the following shares over which the identified director or executive officer disclaims beneficial ownership: Mr. Moore—4,500 shares (held by spouse); Dr. Reynolds—233 shares (held by spouse).

(5)	All directors and executive officers as a group have options to acquire 951,950 shares that are exercisable or will become exercisable within 60 days of March 16, 2004. All directors and executive officers as a group share voting and investment power or disclaim beneficial ownership of shares, as the case may be, as set forth in Notes (3) and (4) above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires Maytag’s directors, executive officers and persons who own more than ten percent of Maytag’s common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission and New York Stock Exchange. Such persons are also required to furnish Maytag with copies of all such reports. Based solely on its review of the copies of such reports received by Maytag, and written representations from certain reporting persons, Maytag is pleased to note that its directors and executive officers filed all required reports during or with respect to fiscal year 2003 on a timely basis.

AUDIT COMMITTEE INFORMATION

The Audit Committee operates under a written charter, the current version of which is posted on Maytag’s website at “maytagcorp.com” under “About Maytag Corporation-Corporate Governance.” Each member of the Audit Committee is independent as independence for audit committee members is defined by the New York Stock Exchange rules. In addition, the Board of Directors has determined that Neele E. Stearns, Jr., Chair, is an “audit committee financial expert” as defined by applicable law. The responsibilities of the Audit Committee include providing oversight to Maytag’s financial reporting process through periodic meetings with Maytag’s independent auditor, internal auditors and management to review accounting, auditing, internal control and financial reporting matters. The management of Maytag is responsible for the preparation and integrity of the financial reporting information and related systems of internal control. The Audit Committee, in carrying out its role, relies on Maytag’s senior management, including senior financial management, and its independent auditor. In 2003, the Audit Committee adopted procedures by which a person can report financial or audit-related concerns anonymously via a toll–free phone number (Ethics AlertLine 800-995-6523).

Audit Committee Report

We have reviewed and discussed with senior management Maytag’s audited financial statements included in the 2003 Annual Report to Stockholders. Management has confirmed to us that such financial statements (i) have been prepared with integrity and objectivity and are the responsibility of management and (ii) have been prepared in conformity with generally accepted accounting principles.

We have discussed with Ernst & Young LLP, Maytag’s independent auditor, the matters required to be discussed by Statement of Audit Standards (SAS) 61, Communications with Audit Committee. SAS 61 requires the independent auditor to provide us with additional information regarding the scope and results of its audit of Maytag’s financial statements, including reviews of (i) Ernst & Young’s responsibility under generally accepted auditing standards, (ii) significant accounting policies, (iii) management judgments and estimates, (iv) significant audit adjustments, if any, (v) any disagreements with management with respect to proposed adjustments, and (vi) any difficulties encountered in performing the audit.

We have received from Ernst & Young LLP a letter providing the disclosures required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, with respect to any relationships between Ernst & Young LLP and Maytag. Ernst & Young LLP has discussed its letter of independence with us, and has confirmed in such letter that, in its professional judgment, it is independent of Maytag within the meaning of the federal securities laws.

Based on the review and discussions described above with respect to Maytag’s audited financial statements included in Maytag’s 2003 Annual Report to Stockholders, we have recommended to the Board of Directors that such financial statements be included in Maytag’s Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

As specified in the Audit Committee charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that Maytag’s financial statements are complete and accurate and in accordance with generally accepted accounting principles. That is the responsibility of management and Maytag’s independent auditor. In giving our recommendation to the Board of Directors, we have relied on (i) management’s representation that such financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles, and (ii) the report of Maytag’s independent auditor with respect to such financial statements.

The foregoing report is furnished by members of the Audit Committee:

Neele E. Stearns, Jr., Chair

Barbara R. Allen

William T. Kerr

Fred G. Steingraber

INDEPENDENT AUDITOR INFORMATION

In addition to selecting Ernst & Young, LLP (Ernst & Young) to audit Maytag’s consolidated financial statements for 2004 (subject to shareholder ratification), the Audit Committee retained Ernst & Young to provide auditing and certain advisory services in 2003. The Audit Committee understands the need for Ernst & Young to maintain objectivity and independence in its audit of Maytag’s financial statements. To minimize relationships that could appear to impair the objectivity of Ernst & Young, commencing in 2003, the Audit Committee has restricted the non-audit services that Ernst & Young may provide primarily to audit-related services such as the audit of employee benefit plans and statutory audits of foreign entities. Ernst & Young also provides tax services such as filing international tax returns and providing assistance with tax filings for expatriates. The Audit Committee has adopted procedures for pre-approving non-audit work performed by Ernst & Young. Specifically, the Committee pre-approved the use of Ernst & Young for the following categories of non-audit services: tax compliance services and accounting assistance with financial reporting issues. The Audit Committee has advised the Board of Directors that it has determined that the non-audit services rendered by Maytag’s independent auditor during 2003 are compatible with maintaining the independence of such auditor. In 2003, there were no instances in which the specified pre-approval requirement was waived.

Independent Auditor Fees

The aggregate fees billed by Ernst & Young for professional services for each of the last two fiscal years are as follows:

	Fiscal 2003	Fiscal 2002
Audit Fees (1)	$1,502,756	$1,388,000
Audit-Related Fees (2)	$140,875	$1,184,000
Tax Fees (3)	$913,763	$263,000
All Other Fees	$0	$0

(1)	Audit fees are fees paid to Ernst & Young for professional services for the audit of Maytag’s consolidated financial statements included in the Annual Report of Form 10-K, review of financial statements included in Maytag’s Quarterly Reports on Form 10-Q, statutory audits of foreign entities, accounting and audit assistance, required letters for SEC filings, and Sarbanes-Oxley section 404 (internal controls) work.

(2)	Audit-related fees paid for fiscal 2003 and 2002 were for audits of employee benefit plans and, for fiscal 2002, internal audit services and services related to the final determination of the purchase price for an acquisition.

(3)	Tax fees paid for fiscal 2003 and 2002 were primarily for international tax services and expatriate tax return services. The tax fees paid for fiscal 2003 also included a results-based fee ($740,243 out of $913,763) for services contracted in 2001 in connection with challenging a state tax claim.

BALLOT ITEM 2

(2)	RATIFICATION OF SELECTION OF INDEPENDENT AUDITOR

The Audit Committee has selected Ernst & Young, LLP as independent auditor to audit the financial statements of Maytag for 2004. A further purpose of the Annual Meeting is to ratify the selection of Ernst & Young, LLP as independent auditor. It is intended that all proxies will be voted for the selection of Ernst & Young, LLP as independent auditor, unless otherwise instructed. Ernst & Young, LLP is expected to have a representative present at the meeting to make a statement if the representative desires to do so and to be available to respond to appropriate questions.

The Audit Committee and the Board of Directors recommend a vote FOR the ratification of the selection of Ernst & Young LLP as independent auditor.

BALLOT ITEM 3

(3)	APPROVAL OF THE AMENDED AND RESTATED MAYTAG EMPLOYEE DISCOUNT STOCK PURCHASE PLAN

Subject to stockholder approval at the Annual Meeting, the Compensation Committee of the Board of Directors has amended and restated Maytag’s long-standing Employee Discount Stock Purchase Plan. The Maytag Employee Discount Stock Purchase Plan, as proposed to be amended and restated, is referred to as the “Purchase Plan.” If approved by the stockholders, the Purchase Plan will be effective as of May 1, 2004.

The purpose of the Purchase Plan is to provide eligible employees with an opportunity to acquire a proprietary interest in Maytag through the purchase of its common stock and, thus, to encourage eligible employees to remain with, and share in the financial future of, Maytag. The Purchase Plan is an employee stock purchase plan under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”), which gives participants favorable tax treatment in that the discount purchase element is not included in the participants’ wages at the time of purchase. The Purchase Plan is intended to replace Maytag’s current Employee Discount Stock Purchase Plan which does not meet the requirements of Section 423 of the Code and does not provide such favorable tax treatment.

In summary:

•	Maytag’s current employee discount stock purchase plan has been in existence for more than 20 years.

•	The current plan is being amended so that the 10% discount Maytag provides to employees will be eligible for favorable tax treatment by employees.

•	Maytag will continue to provide a discount of 10% off the purchase price to enable employees to increase their ownership of company stock.

•	Maytag’s current plan is broad-based and the proposed plan will be open to even more employee categories.

•	Current participation is about 1,500 employees.

•	The maximum purchase under the plan per year is $25,000, of which 10% would be contributed by Maytag. However, because of the 10% discount, the maximum amount contributed by each employee is $22,500.

The following is a more detailed summary of the Purchase Plan, a copy of which is attached as Appendix A.

Administration

The Purchase Plan will be administered by the Compensation Committee of the Board of Directors (the “Committee”), the Maytag Policy and Oversight Committee, the Maytag Corporation Human Resources Department and the Plan Agent. Subject to the provisions of the Purchase Plan, the Maytag Policy and Oversight Committee is authorized to determine answers to any questions arising in the administration, interpretation and application of the Purchase Plan, and to make such uniform rules as may be necessary to carry out its provisions. The Maytag ERISA Executive Committee has amendment authority with respect to the Purchase Plan, except any amendment that is a material amendment within the meaning of the rules of the NYSE or that has a material cost impact to Maytag requires approval by the Compensation Committee. The Human Resources Department performs day-to-day administrative functions related to the Purchase Plan, and a Plan Agent has been engaged to perform recordkeeping functions.

Eligibility and Number of Shares

Up to 900,000 shares of Maytag common stock are available for distribution under the Purchase Plan, subject to appropriate adjustments by the Committee in the event of certain changes in the outstanding shares of common stock by reason of stock dividends, stock splits, corporate separations, recapitalizations, mergers, consolidations, combinations, exchanges of shares or similar transactions. Shares delivered pursuant to the Purchase Plan will generally be acquired from Maytag (either newly issued or treasury shares). If purchases by all participants would exceed the number of shares of common stock available for purchase under the Purchase Plan, each participant will be allocated a ratable portion of such available shares. Any amount not used to purchase shares of common stock will be refunded to the participant in cash.

Generally, any employee of Maytag or a participating subsidiary (including officers and any directors who are also employees) will be eligible to participate in the Purchase Plan for any Purchase Period (as defined below). Temporary employees must complete two years of service to participate, and interns and seasonal employees are eligible only if they work more than five months in a year. Employees covered by collective bargaining agreements are eligible to participate if such represented employees’ collective bargaining representative decides that such employees may participate. Because the number and identity of employees who may participate in the Plan is not known at this time, it is not possible at this time to provide specific information as to actual participation in the Purchase Plan. “Purchase Period” means each quarter of the calendar year, except that the first Purchase Period will be from May 1, 2004 to June 30, 2004.

Any eligible employee may elect to become a participant in the Purchase Plan for any Purchase Period by filing an enrollment form in advance of the Purchase Period to which it relates. The enrollment form will authorize payroll deductions beginning with the first payday in such Purchase Period and continuing until the employee modifies his or her authorization, withdraws from the Purchase Plan or ceases to be eligible to participate. If an employee becomes eligible during a Purchase Period, he or she can enroll immediately.

No employee may participate in the Purchase Plan if the employee would be deemed for purposes of the Code to own stock possessing 5% or more of the total combined voting power or value of all classes of Maytag stock.

Maytag currently has approximately 18,100 employees who will be eligible to participate in the Purchase Plan.

Participation

An eligible employee who elects to participate in the Purchase Plan will authorize Maytag to make payroll deductions of a specified whole percentage from 1% to 10% of the employee’s regular compensation, up to $22,500 per calendar year. A participant may, at any time during a Purchase Period, direct Maytag to make no further deductions and withdraw from the Purchase Plan, as set forth in greater detail in the Purchase Plan. In the event of a withdrawal, all future payroll deductions will cease and the amounts withheld will be paid to the participant in cash (without interest) as soon as administratively practicable. Any participant who stops payroll deductions may not thereafter resume payroll deductions for that Purchase Period, and any participant who withdraws from the Purchase Plan will not be eligible to reenter the Purchase Plan until the next succeeding Purchase Period.

Amounts withheld under the Purchase Plan will be held by Maytag as part of its general assets until the end of the Purchase Period and then applied to the purchase of Maytag common stock as described below. No interest will be credited to a participant for amounts withheld.

End of Employment

If the employment of a participant ends, his or her cash account balance will be distributed to the participant (without interest) as soon as practicable after the end of employment.

Purchase of Stock

As of the last business day of each Purchase Period, the amounts withheld for a participant in the Purchase Plan will be used to purchase shares of Maytag common stock. The purchase price of each share will be equal to 90% of fair market value (as defined in the Purchase Plan) of a share of common stock on the last day of the Purchase Period. All amounts so withheld will be used to purchase the number of shares of common stock that can be purchased with such amounts at such price.

In any calendar year, a participant may not purchase shares of Maytag stock with a fair market value of more than $25,000 (measured as of the purchase date). As a result of the 10% discount, when a participant contributes $22,500, a participant receives shares with a fair market value of $25,000 (the maximum allowed). The limit includes shares purchased under all other employee stock purchase plans, if any, of Maytag and any participating subsidiary by any participant for each calendar year.

Shares of common stock acquired by each participant will be held in a Maytag stock account maintained on each participant’s behalf by the Plan Agent. Each participant will be entitled to vote all shares held for the benefit of such participant in the participant’s account. Certificates for the number of whole shares of common stock purchased by a participant will be issued and delivered to him or her only upon the request of such participant or his or her representative. No certificates for fractional shares will be issued and participants will instead receive cash representing any fractional shares.

Dividends on a participant’s shares held in the Maytag stock account will automatically be reinvested in additional shares of Maytag common stock. Participants do not have the option to receive such dividends in cash and if a participant wants to receive such dividends, the participant must request that a certificate for shares be issued.

Rights Not Transferable

The rights of a participant under the Purchase Plan are exercisable only by the participant during his or her lifetime. No right or interest of any participant in the Purchase Plan may be sold, pledged, assigned or transferred in any manner other than by will or the laws of inheritance.

Amendment or Termination

Maytag may at any time amend the Purchase Plan in any respect which will not adversely affect the rights of participants pursuant to shares previously acquired under the Purchase Plan, provided that approval by Maytag stockholders is required to increase the number of shares to be reserved under the Purchase Plan (except for adjustments by reason of stock dividends, stock splits, corporate separations, recapitalizations, mergers, consolidations, combinations, exchanges of shares and similar transactions).

Maytag may terminate the Purchase Plan at any time. If Maytag terminates the Purchase Plan, it will distribute cash account balances to the participants as soon as practicable after termination. Any shares held in participant accounts will be distributed or transferred to the Maytag Dividend Reinvestment and Stock Purchase Plan.

Federal Tax Considerations

Payroll deductions under the Purchase Plan will be made after taxes. Participants will not recognize any additional income as a result of participation in the Plan until the disposal of shares acquired under the Plan or the death of the Participant. Participants who hold their shares for more than 24 months after the end of the Purchase Period or die while holding their shares will recognize ordinary income in the year of disposition or death equal to the lesser of (i) the excess of the fair market value of the shares on the date of disposition or death over the purchase price paid by the participant or (ii) 10% of the fair market value of the shares on the date of purchase. If the 24-month holding period has been satisfied when the participant sells the shares or if the participant dies while holding the shares, Maytag will not be entitled to any deduction in connection with the transfer of such shares to the participant.

Participants who dispose of their shares within 24 months after the shares were purchased will be considered to have realized ordinary income in the year of disposition in an amount equal to the excess of the fair market value of the shares on the date they were purchased by the participant over the purchase price paid by the participant (which is equal to the 10% discount). If such dispositions occur, Maytag generally will be entitled to a deduction at the same time and in the same amount as the participants who make those dispositions are deemed to have realized ordinary income.

Participants will have a basis in their shares equal to the purchase price of their shares plus any amount that must be treated as ordinary income at the time of disposition of the shares. Any additional gain or loss realized on the disposition of shares acquired under the Purchase Plan will be capital gain or loss.

Vote Required for Approval

The affirmative vote of holders of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote on the proposal is required to approve the amended and restated Maytag Employee Discount Stock Purchase Plan. If approved, the Purchase Plan will be effective as of May 1, 2004.

The Compensation Committee and the Board of Directors recommend a vote FOR approval of the amended and restated Maytag Employee Discount Stock Purchase Plan.

OTHER COMPANY AND STOCKHOLDER PROPOSALS

The Governance and Nominating Committee’s practice has been to review any stockholder proposals that pass at the Annual Meeting by a majority vote at the Committee’s next meeting and, after reviewing various information and data about the proposal, make recommendations to the full Board at the Board’s next meeting. At times, the stockholder proposal is discussed at subsequent committee/board meetings following the initial discussion. This process led the Governance and Nominating Committee to recommend that, in its judgment, some stockholder proposals are not in the best interests of the stockholders and no action should be taken. For others, such as the proposal to eliminate supermajority voting requirements, the Board responded by recommending the repeal of Articles Ninth and Eleventh of the Restated Certificate of Incorporation at the 2003 Annual Meeting. At that meeting, the required number of shares outstanding voted in favor for the repeal of Article Ninth, but not Article Eleventh. Consequently, the Board is again recommending the repeal of Article Eleventh at this meeting. Effective in 2004, the Governance and Nominating Committee has enhanced and formalized the process it uses in reviewing majority-vote stockholder proposals to include additional communication with the proponent of the proposals.

BALLOT ITEM 4

(4)	APPROVAL OF AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION TO ELIMINATE ARTICLE ELEVENTH.

The Board has approved and recommends for approval by Maytag’s stockholders an amendment to the Restated Certificate of Incorporation to eliminate Article Eleventh. Article Eleventh requires that the holders of at least 80% of the voting power of the outstanding shares of Maytag stock entitled to vote generally in the election of directors must approve certain “Business Combinations,” including the merger or consolidation of Maytag with an “Interested Shareholder,” defined generally as the beneficial owner of more than 10% of the voting power of the Maytag voting stock, or the sale or other disposition to an Interested Shareholder of assets of Maytag having a fair market value of 10% or more of Maytag’s total assets. The requirements of Article Eleventh do not apply, however to a Business Combination if (1) a majority of the Board of Directors who are “Continuing Directors,” defined generally to mean a director who is not affiliated with the Interested Shareholder and became a director prior to the time that the Interested Shareholder became an Interested Shareholder, approves the Business Combination or (2) specified minimum price, form of consideration and procedural requirements are satisfied.

In General:

•	Article Eleventh contains a supermajority voting provision.

•	While Article Eleventh was designed to protect stockholders in the event of certain unsolicited attempts to acquire control of Maytag, the supermajority vote requirement may discourage transactions that stockholders may view as beneficial.

•	After careful consideration, Maytag has concluded that it is in the best interests of our stockholders to remove the provision from our Restated Certificate of Incorporation.

•	In reaching this conclusion, Maytag considered the fact that our stockholders have previously approved a proposal requesting that the Board act to eliminate provisions of our Restated Certificate of Incorporation requiring a supermajority vote of stockholders.

•	If Article Eleventh is approved by the requisite number of votes, a merger or consolidation transaction requiring approval of stockholders will require only the affirmative vote of a majority of the outstanding Maytag stock entitled to vote thereon to approve the transaction, subject to the exception under Delaware law that is explained below.

If Article Eleventh is eliminated, then under the Delaware General Corporation Law the holders of only a majority of the outstanding Maytag stock entitled to vote thereon would be required to approve a transaction described in the first paragraph above, subject to the following exception. If the transaction constitutes a “business combination” within the meaning of Section 203 of the Delaware General Corporation Law (“Section 203”) involving a person owning 15% or more of Maytag’s voting stock (referred to as an “interested shareholder”), then the transaction could not be completed for a period of three years after the date the person became an interested shareholder unless (1) the Board of Directors approved either the business combination or the transaction that resulted in the person becoming an interested shareholder, (2) upon consummation of the transaction that resulted in the person becoming an interested shareholder, that person owned at least 85% of Maytag’s outstanding voting stock (excluding shares owned by persons who are directors and also officer of Maytag and shares owned by certain employee benefit plans of Maytag) or (3) the business combination was approved by the Board of Directors and by the affirmative vote of at least 66-2/3% of Maytag’s outstanding voting stock not owned by the interested shareholder.

Article Eleventh was designed to protect stockholders in the event of certain types of unsolicited attempts to acquire control of Maytag, such as certain tender offers. In the case of a tender offer, the bidder may launch an offer to acquire a majority of the shares of Maytag and, if successful, then propose another transaction to acquire the remainder of the outstanding shares. Under Article Eleventh, the transaction to acquire the remaining shares must be approved by at least 80% of the voting power of the then outstanding shares of capital stock of Maytag entitled to vote generally in the election of directors, unless the bidder pays the remaining stockholders a fair price compared to the price paid to acquire its other shares, as specified by Article Eleventh, and complies with certain other requirements.

Vote Required for Approval

The affirmative vote of the holders of shares of voting stock of Maytag representing at least 80% of the voting power of all of the then outstanding shares of its capital stock entitled to vote generally in the election of directors is required to approve the amendment to the Restated Certificate of Incorporation to eliminate Article Eleventh.

The Board of Directors recommends a vote FOR the approval of the Amendment to the Restated Certificate of Incorporation to eliminate Article Eleventh.

BALLOT ITEM 5

(5)	STOCKHOLDER PROPOSAL CONCERNING THE CLASSIFICATION OF THE BOARD OF DIRECTORS

This proposal is submitted by the Ray T. Chevedden and Veronica G. Chevedden Residual Trust 051401, 5965 S. Citrus Avenue, Los Angeles, CA 90043. The Residual Trust holds 207 shares of common stock.

“RESOLVED: Shareholders request that our Directors take the necessary steps so that each director is elected annually. (Does not affect the unexpired terms of directors.)

We as shareholders voted in support of this topic.

Year	Rate of Support
1999	52%
2000	51%
2001	56%
2002	58%
2003	62%

These percentages are based on yes and no votes cast. I believe this repeat level of shareholder support is more impressive than the raw percentages because this support followed our Directors’ objections. Additionally our Directors authorized their objections to go out in extra solicitations to shareholders beyond the usual proxy distribution.

Only 28% of Maytag shares outstanding supported our Directors’ position on this topic in 2003. The Council of Institutional Investors www.cii.org formally recommends that Directors act to adopt proposals which win a majority of votes cast. Our Directors have violated this Council policy 8 times which includes the topic of allowing a shareholder input on our company’s poison pill.

Since 1999 our Directors have not provided any management position evidence that they consulted with a corporate governance authority who supported this proposal topic. I believe our directors have an obligation to give equal consideration to both sides of this key issue.

I can only question how our Directors analyzed this proposal topic. I believe our directors have done a disservice to their shareholders, employees and customers by committing themselves to the status quo in corporate governance on this key issue.

When something goes wrong at a company, Boards could face liability if they ignored a shareholder proposal that could have prevented the problem.

Source: Seth Taube, Securities Litigation Department, McCarter & English, The Street.com, May 12, 2003.

Strong Investor Concern

Thirty-eight (38) shareholder proposals on this topic achieved an impressive 62% average supporting vote in 2003. IRRC Corporate Governance Bulletin, June-Sept. 2003. Annual election of each Director is a key policy of the Council of Institutional Investors. Institutional investors in general own 54% of our company’s stock.

I believe that annual election of each Director is an avenue to express to each Director our concern about our current stock price – compared to its $73 price in 1999.

Annual election of each director would also enable shareholders to vote annually on each member of our key Audit Committee. This is particularly important after the $200 billion-plus total loss in combined market value at Enron, Tyco, WorldCom, Qwest and Global Crossing due in part to poor auditing.

I believe it is unfounded the concern expressed by some that the annual election of each director could leave companies without experienced directors. In the unlikely event that shareholders vote to replace all directors, such a decision would express dissatisfaction with the incumbent Directors and would reflect the need for change.

Council of Institutional Investors Recommendation

The Council of Institutional Investors www.cii.org, whose members have $2 trillion invested, called for annul election of each Director.

Elect Each Director Annually

Yes on 5”

BOARD OF DIRECTORS’ STATEMENT IN OPPOSITION TO STOCKHOLDER PROPOSAL 5

THE BOARD OF DIRECTORS CONTINUES TO BELIEVE THAT THIS PROPOSAL TO ABOLISH THE CURRENT CLASSIFIED BOARD AND ELECT THE ENTIRE BOARD OF DIRECTORS ANNUALLY IS NOT IN THE BEST INTERESTS OF THE CORPORATION’S STOCKHOLDERS AND RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

More than 60% of other mid-cap S & P companies have a classified board, one in which board members are elected in groups and not all at once. A primary purpose of a classified board of directors is to safeguard the corporation against the efforts of a third party intent on quickly taking control of, and not paying fair value for, the business and assets of the corporation. If all directors can be elected at once, a third party can orchestrate the complete removal of all sitting directors with either a biased board of directors, or one unschooled in the tangible and intangible values of the corporation. Your Board of Directors could lose its flexibility and the time to evaluate and react to any such third-party offer and, in turn, could limit its alternatives, including the continued operation of Maytag’s businesses, to provide maximum value to the stockholders.

The classified board of directors was adopted in 1977 when Maytag stockholders decided, by an 89.5% affirmative vote, that the Board be divided into three classes of directors elected to staggered three-year terms with one class elected each year. The Board, and the overwhelming majority of stockholders, then believed that the classified Board was in Maytag’s best interest. Your Board continues to hold this view. The classified board of directors assures that a majority of the directors at any time will have prior experience and in-depth knowledge of Maytag. Prior experience and knowledge are exceedingly important in any business and especially important in the highly competitive major appliance industry.

As mentioned, a classified board is widely used by many major corporations to protect against inadequate tender offers or unsolicited attempts to seize control of a company. Without this protection hostile replacement of the Board could take place in less than 12 months. With the protection of a staggered board, a third party seeking to control Maytag must negotiate with the Board. The Board gains the time necessary to evaluate any proposal, study alternatives and seek the best result for all stockholders.

Your Board also believes that a director’s performance and contribution is best measured over a longer period like the current three-year terms for directors, rather than the short-term focus inherent in annual elections. Longer terms are also consistent with the Board’s role in making decisions that have a long-term impact.

Your Board recognizes that similar proposals have passed by a majority of those voting. Following those votes, the Directors sought counsel and carefully reviewed the advisability of modifying the structure of the Board. Considering the merits of the current classified board structure, the directors concluded that maintaining a classified Board for Maytag, elected for three-year terms, gives the Board a significantly greater ability to act in the stockholders’ best interest in the event of a takeover bid. Accordingly, the Board affirmatively declined to act on the request that the entire Board of Directors be elected each year.

Adoption of the Proponent’s proposal would not by itself eliminate the classified Board. A formal amendment repealing the classified Board provision would need to be submitted to the stockholders and requires approval by the vote of the holders of at least two-thirds of Maytag’s issued and outstanding stock entitled to vote at any regular or special meeting of stockholders. The votes in prior years fell far short of two-thirds of Maytag’s issued and outstanding stock.

Accordingly, the Board of Directors recommends a vote AGAINST this proposal.

BALLOT ITEM 6

(6)	STOCKHOLDER PROPOSAL CONCERNING STOCKHOLDER ADOPTION OF “POISON PILL” PROVISIONS

Maytag received a shareholder proposal from Nick Rossi, P.O. Box 249, Boonville, CA 95415 who owns 800 shares of common stock. The proposal is as follows:

Shareholder Input on a Poison Pill

“RESOLVED: Shareholders request that our Directors increase shareholder voting rights and submit the adoption, maintenance or extension of any poison pill to a shareholder vote as a separate ballot item at the earliest possible shareholder election. Also once this proposal is adopted, any dilution or removal of this proposal is requested to be submitted to a shareholder vote as a separate ballot item at the earliest possible shareholder election.

We as shareholders voted in support of this topic and one other pro-shareholder topic:

Year	Vote regarding Pill	Annual Election of Each Director
1999	—	52%
2000	—	51%
2001	62%	56%
2002	58%	57%
2003	62%	59%

These percentages are based on yes and no votes cast. The 38% vote for our management’s objection to this proposal topic in 2003 was only 26% of Maytag shares outstanding. The Council of Institutional investor’s www.cii.org formally recommends adoption of this proposal topic and also proposals which are supported by a majority of votes cast. Institutional investors in general owned 61% of our stock in 2003. http://www.hoovers.com/maytag-ID        10970—/free-co-fin-factsheet.xhtml. Our Directors have thus violated this pro-shareholder policy 8 times.

This topic also won an overall 60% yes-vote at 79 companies in 2003. IRRC (Investor Responsibility Research Center), Corporate Governance Bulletin, June-Sept. 2003. I do not see how our Directors could object to this proposal because it gives our Directors the flexibility to ignore our shareholder vote if our Directors seriously believe they have a good reason.

Pills Entrench Current Management

Poison pills entrench the current management, even when it’s doing a poor job. Pills water down shareholders’ votes and deprive them of a meaningful voice in corporate affairs.

From “Take on the Street” by Arthur Levitt, SEC Chairman, 1993-2001, page 215.

Poison Pill Negative

“That’s the key negative of poison pills – instead of protecting investors, they can also preserve the interests of management deadwood as well.”

Source: Morningstar.com, August 15, 2003.

The Potential of a Tender Offer Can Motivate Our Directors

Hectoring directors to act more independently is a poor substitute for the bracing possibility that shareholders could sell the company out from under its present management.

Source: Wall Street Journal, Feb. 24, 2003.

Diluted Stock

An anti-democratic management scheme [poison pill] to flood the market with diluted stock is not a reason that a tender offer for our stock should fail.

Source: The Motley Fool, June 13, 1997.

Like A Dictator

“[Antitakeover measures] That’s akin to the argument of a benevolent dictator who says, “Give up more of your freedom and I’ll take care of you.”

T. J. Dermot Dunphy, CEO of Sealed Air (NYSE) for 25 years, Wall Street Journal, April 28, 1999.

A response by our directors, which could still allow our directors to give a poison pill with not even a vote, would not substitute for this proposal.

Director Confidence in their Oversight

I believe that, by our Directors taking steps to adopt this proposal, our Directors can signal their confidence that our management – with their oversight – will be the best management to enhance shareholder value.

Shareholder Input on a Poison Pill

Yes on 6”

BOARD OF DIRECTORS’ STATEMENT IN OPPOSITION TO PROPOSAL 6

THE BOARD OF DIRECTORS INTENDS TO AMEND THE CURRENT SHAREHOLDER RIGHTS PLAN SO THAT IT EXPIRES 3 YEARS EARLY; CONSEQUENTLY THIS PROPOSAL IS UNNECESSARY.

The proposal asks Maytag’s stockholders to submit the adoption, maintenance or extension of any Shareholder Rights Plan (sometimes called a “poison pill”) to a stockholder vote. Your Board has reviewed this matter carefully after the passage of similar shareholder proposals at prior Annual Meetings. In response to this proposal and prior proposals concerning shareholder rights plans (Rights Plans), your Board has reconsidered its previous position. Consequently, Maytag’s Board has determined to amend its current Rights Plan so that it expires three years earlier than its current term. Thus, the plan will expire in December 2005 instead of December 2008.

Maytag’s board, made up of ten out of eleven independent directors, believes, however, that it needs to retain the right to adopt a Rights Plan in the future, if needed. In fact, a recent study by Institutional Shareholder Services (ISS) and Georgia State University provides additional support for this position. A joint study released on February 3, 2004, by Georgia State University and ISS found that takeover defenses (such as shareholder rights plans or “poison pills”) were positively correlated with company performance and results. The study found that those companies that had strong takeover defenses also scored higher on long-term performance metrics (three, five, and ten-year returns), stronger profitability (ROA, ROE, ROI, net profit margin), higher dividends (dividend payout ratio and dividend yield), and higher interest coverage and operating cash flow to liabilities ratio. This study is available upon request from Institutional Shareholder Services at http://www.issproxy.com/corpgovstudy/.

Additional Rights Plan Rationale

The Rights Plan is designed to protect the stockholders against takeover tactics that do not treat all stockholders fairly and equally, such as partial and two-tiered tender offers and creeping stock accumulation programs. The Rights Plan is intended to encourage potential acquirors to negotiate directly with the Board. The Board is in the best position to negotiate on behalf of all stockholders, evaluate the adequacy of any potential offer, and seek a higher price if there is to be a sale of Maytag. The Board’s ability to seek a higher price in takeover contests on behalf of all stockholders is significantly greater than the ability of the individual stockholder to achieve such a result. Without the protection of the Rights Plan, your Board could lose important bargaining power in negotiating the transaction with a potential acquiror or pursuing a potentially superior alternative.

In summary, the Board believes that requesting a stockholder vote on Maytag’s current Rights Plan is unnecessary given the planned expiration of the Rights Plan in December 2005.

Accordingly, the Board of Directors recommends a vote AGAINST this proposal.

EXECUTIVE COMPENSATION

The following table shows the compensation of (1) the person who served as chief executive officer of Maytag during 2003 and (2) the other four most highly compensated executive officers of Maytag serving as such on December 31, 2003 (the “named executive officers”).

SUMMARY COMPENSATION TABLE

	Annual Compensation					Long-Term Compensation
						Awards			Payouts
Name and Principal Position	Year		Salary	Bonus	Other Annual Comp.	Restricted Stock Award(s)	Securities Underlying Options (#)		LTIP Payouts	All Other Comp. (1)
Ralph F. Hake Chairman & CEO	2003 2002 2001	(6 mo.)	$841,667 800,000 409,821	$0 800,000 300,000	0 0 0	0 0 0	100,000 0 450,000	(2)	$293,026 103,156 0	$9,344 19,746 63,534
William L. Beer President, Maytag Appliance Division	2003 2002 2001	(11 mo.)	$341,583 328,000 275,000	$165,815 213,134 130,175	0 0 0	0 0 0	35,000 30,000 122,290		$99,225 56,088 0	$9,338 8,662 8,887
George C. Moore Executive Vice President & Chief Financial Officer	2003	(6 mo.)	$265,058	$247,250	0	0	50,000		$0	$88,053
Roger K. Scholten Sr. Vice President & General Counsel	2003 2002 2001		$291,500 275,000 243,750	$63,064 167,475 84,296	0 0 0	0 0 0	22,000 17,500 17,500		$70,875 11,447 0	$9,630 8,013 7,322
Thomas A. Briatico President, Hoover Division	2003 2002 2001		$266,050 230,000 222,000	$96,904 104,236 29,922	0 0 0	0 0 0	25,000 13,000 10,000		$50,350 24,436 0	$108,296 7,618 35,998

(1)	The amounts for 2003 include the dollar value of premiums paid for life insurance, corporate contributions to the Salary Savings 401(k) Plan, reimbursement of relocation costs, and other items as follows: Mr. Hake, life insurance $6,038, 401(k) $3,306; Mr. Beer, life insurance, $4,338, 401(k) $5,000; Mr. Moore, life insurance $3,584, relocation costs $84,469; Mr. Scholten; life insurance $2,982, 401(k) $6,648; and Mr. Briatico, life insurance $3,938, 401(k) $6,405, relocation costs $97,953.

(2)	Mr. Hake was awarded a front-loaded stock option grant in 2001 when he was hired. 150,000 of these options awarded in 2001 were issued with an exercise price at fair market value of Maytag stock on the award date, 150,000 were issued with an exercise price at 15% above fair market value of Maytag stock on the award date, and 150,000 were issued with an exercise price at 33% above fair market value of Maytag stock on the award date. Under the terms of his employment offer, Mr. Hake was not eligible for further stock option awards until 2003.

The following table sets forth, for the named executive officers, certain information regarding stock options awarded in 2003.

OPTION AWARDS IN LAST FISCAL YEAR

Individual Awards						Potential Realizable Value At Assumed Annual Rates Of Stock Price Appreciation For Option Term (4)
Name	Number of Securities Underlying Options Awarded (#) (1)	% of Total Options Awarded to Employees in Fiscal Year (2)		Exercise Price ($/Share) (3)	Expiration Date	5%		10%
Ralph F. Hake	100,000	10.0%		26.080	11/14/2013		$1,640,160		$4,156,490
William L. Beer	35,000	3.5%		26.080	11/14/2013		$574,056		$1,454,772
George C. Moore	25,000 25,000	2.5 2.5	% %	26.090 26.080	07/14/2013 11/14/2013	$ $	410,198 410,040	$ $	1,039,520 1,039,123
Roger K. Scholten	22,000	2.2%		26.080	11/14/2013		$360,835		$914,428
Thomas A. Briatico	25,000	2.5%		26.080	11/14/2013		$410,040		$1,039,123

(1)	Mr. Moore’s options with an exercise price of $26.090 in the table become exercisable at the rate of one-third per year beginning on July 14, 2004. All other options in the table become exercisable on November 14, 2006. However, all options awarded above will become fully exercisable in the event of a change of control (as defined in Maytag’s stock incentive plans).

(2)	Total options awarded to employees in 2003 were 1,003,600.

(3)	Fair market value of underlying shares on the date of award.

(4)	The dollar amounts under these columns are the result of hypothetical potential gains from calculations assuming compound annual growth rates of 5% and 10% in the value of Maytag’s future stock price over the 10 year term of the options which would result in the per share price of Maytag’s stock increasing to the values illustrated below:

Exercise Price	5% Annual Growth	10% Annual Growth
$26.080	$42.4816	$67.6449
$26.090	$42.4978	$67.6707

These assumed rates of growth are required by the Securities and Exchange Commission for illustration purposes only and are not intended to forecast possible future stock prices.

The following table shows for the named executive officers certain information regarding options exercised during 2003 and unexercised options to purchase common stock held by such officers at December 31, 2003.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND YEAR END OPTION VALUES

	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options December 31, 2003		Value of Unexercised In-the-Money Options December 31, 2003 ($) (1)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Ralph F. Hake	0	$0	450,000	100,000	$0	$158,500
William L. Beer	0	$0	138,623	66,667	$20,900	$97,275
George C. Moore	0	$0	0	50,000	$0	$79,000
Roger K. Scholten	1,200	$11,460	30,311	39,499	$62,156	$59,252
Thomas A. Briatico	4,110	$38,285	52,911	36,999	$142,932	$57,737

(1)	The value is calculated based on the aggregate amount of the excess of $27.665 (the average of the high and low price of common stock as reported in the New York Stock Exchange Composite Transactions Report for December 31, 2003) over the relevant exercise price(s).

The following table depicts information regarding Maytag’s use of stockholder-approved and non-stockholder approved stock plans as of December 31, 2003.

EQUITY COMPENSATION PLAN INFORMATION

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants, and Rights December 31, 2003	Weighted-Average Exercise Price of Outstanding Options, Warrants, And Rights December 31, 2003	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans December 31, 2003
Equity Compensation Plans Approved by Stockholders	8,017,906	$31.19	1,522,500
Equity Compensation Plans Not Approved by Stockholders	0	N/A	0

Total	8,017,906	$31.19	1,522,500

The following table sets forth, for the named executive officers, certain information regarding long-term incentive plan awards made in 2003.

LONG-TERM INCENTIVE PLANS - AWARDS IN LAST FISCAL YEAR

			Estimated Future Payouts Under Non-Stock Price-Based Plans(2)
Name	Number of Shares, Units or Other Rights (1)	Performance or Other Period Until Maturation or Payout	Threshold ($)	Target ($)	Maximum ($)
Ralph F. Hake	$800,000	3 Years	$400,000	$800,000	$1,600,000
William L. Beer	$218,700	3 Years	$109,350	$218,700	$437,400
George C. Moore	$143,700	3 Years	$71,850	$143,700	$287,400
Roger K. Scholten	$114,600	3 Years	$57,300	$114,600	$229,200
Thomas A. Briatico	$95,800	3 Years	$47,900	$95,800	$191,600

(1)	All awards identified in this table are made pursuant to Maytag’s 2002 Employee and Director Stock Incentive Plan. The awards are performance-based cash awards. Target award sizes are based upon a percentage of base salary and vary depending upon the individual’s position and responsibilities. Actual awards paid out at the end of the performance period will be performance-based and depend on attainment of the pre-defined metrics as indicated in (2) below.

(2)

Estimated future payouts are predicated upon the achievement of corporate return on net assets (as measured against a performance target) and total stockholder return (measured in terms of a percentile ranking relative to a comparison group) objectives over the three-year period covering fiscal years 2003, 2004 and 2005. The achievement of threshold performance will result in a 50% payout; achievement of target performance will result in a 100% payout; and achievement of maximum performance will result in a 200% payout.

RETIREMENT PLAN

The following information provides a summary of Maytag’s retirement plan. All of the named executive officers participate in Maytag’s retirement plan.

Effective January 1, 2003, the retirement plan was amended to provide a cash balance benefit formula in conjunction with an enhanced 401(k) plan matching contribution for cash balance participants. This formula applies to all U.S. salaried employees hired on or after January 1, 2003. U.S. salaried employees hired prior to January 1, 2003, were given a one-time choice in 2003 of remaining under the prior defined benefit formula (“the traditional formula”) or converting to the cash balance formula. Messrs. Hake, Beer, Scholten and Briatico were eligible to make this election and they all elected the traditional formula.

Benefits under the traditional formula and the cash balance formula of the plan are limited to the extent required by provisions of the Internal Revenue Code and the Employee Retirement Income Security Act of 1974. If payment of actual retirement benefits is limited by such provisions, an amount equal to any reduction in retirement benefits will be paid as a supplemental benefit under the Supplemental Retirement Plan under which such amounts are payable to all qualifying employees, including the officers of Maytag.

The Traditional Formula

The following table sets forth the estimated annual retirement benefits payable effective December 31, 2003, assuming retirement at age 65 after selected periods of continuous service, using the traditional formula under Maytag’s retirement plan. The traditional formula provides for fixed retirement benefits based on years of service and compensation received. The amount of remuneration is the amount set forth in the Salary and Bonus columns of the Summary Compensation Table.

RETIREMENT BENEFITS

Average Annual Earnings for Highest 5 Consecutive Years of Final 10 Years of Service	Estimated Annual Retirement Benefits Years of Credited Service at Retirement
	10	15	20	25	30	35*
$ 200,000	$28,706	$43,059	$57,412	$71,765	$86,118	$100,470
300,000	44,206	66,309	88,412	110,515	132,618	154,720
400,000	59,706	89,559	119,412	149,265	179,118	208,970
500,000	75,206	112,809	150,412	188,015	225,618	263,220
600,000	90,706	136,059	181,412	226,765	272,118	317,470
700,000	106,206	159,309	212,412	265,515	318,618	371,720
800,000	121,706	182,559	243,412	304,265	365,118	425,970
900,000	137,206	205,809	274,412	343,015	411,618	480,220
1,000,000	152,706	229,059	305,412	381,765	458,118	534,470
1,100,000	168,206	252,309	336,412	420,515	504,618	588,720
1,200,000	183,706	275,559	367,412	459,265	551,118	642,970
1,400,000	214,706	322,059	429,412	536,765	644,118	751,470
1,600,000	245,706	368,559	491,412	614,265	737,118	859,970
1,800,000	276,706	415,059	553,412	691,765	830,118	968,470
2,000,000	307,706	461,559	615,412	769,265	923,118	1,076,970
2,200,000	338,706	508,059	677,412	846,765	1,016,118	1,185,470

*Maximum number of years of service for which the pension benefit accrues.

The above amounts have been computed on the basis of a straight-life annuity and are not subject to any deduction for social security or any other offset amounts.

The years of credited service as of December 31, 2003 for the named executive officers electing the traditional formula are: Ralph F. Hake 3.0; William L. Beer 29.6; Roger K. Scholten 22.7; and Thomas A. Briatico 28.6.

The Cash Balance Formula

The cash balance formula is expressed in the form of a hypothetical account balance. Benefits accrue annually at a rate of 4% of pay (salary plus annual bonus) for years of credited service less than 15 years, and 5% of pay for years of credited service equal to 15 or more years. Interest credits are applied annually to the balance at the end of the prior year and are based on the average yield on 10-year Treasury bonds for the months of September, October and November of the prior year. Although the normal form of payment is an annuity, the hypothetical account balance is also payable as a single lump sum.

The estimated annual retirement benefit provided in total by the cash balance formula described above, expressed in the form of a single life annuity, is as follows. Note: Mr. Moore was hired on July 14, 2003, and is therefore only eligible for the cash balance formula.

Executive	Complete Years of Service through 2003	Estimated Annual Benefit Payable at Age 65
George C. Moore	1.0	$28,252

This estimate is based on the following assumptions:

•	The benefit is determined as of age 65 and assumes employment until such age;

•	Pay is assumed to remain at 2003 levels;

•	The average interest-crediting rate for the cash balance formula for 2003 (3.95%) remains constant; and

•	The interest rate used to convert hypothetical account balances to annual annuities in 2003 (4.76%) remains constant.

CHANGE OF CONTROL AGREEMENTS

Maytag has entered into change of control agreements with each of its named executive officers, which will become operable on a future “effective date” for a term of three years. The effective date is generally the date of a “change of control” (as defined in the agreements). However, if an officer’s employment is terminated before the change of control actually occurs, either at the request of a third party attempting to effect a change of control, or otherwise in connection with the change of control, the date of termination will be considered the effective date of the officer’s agreement.

Each agreement requires that an officer be provided with severance benefits, described below, if the officer’s employment is terminated during the term of the agreement, either by Maytag or its successor without cause or by the officer for good reason (as those terms are defined in the agreement).

The severance benefits would be as follows:

•	A lump sum cash payment of three times the sum of the officer’s base salary and annual and long-term bonus amounts;

•	A pro-rated annual bonus for the year of termination;

•	Pro-rated long-term bonuses for the three performance periods in which the date of termination occurs (offset by any amounts previously paid for those periods upon the change of control);

•	Three years’ continued coverage under Maytag’s welfare benefit plans;

•	Retirement benefits computed as if the officer had continued to work for three additional years;

•	Outplacement benefits; and

•	Three additional years of service credit towards eligibility for retiree health benefits.

The bonus components of the severance benefits would generally be based on the highest annual and long-term bonus targets in effect for the officer during the period of twelve months before the effective date of the agreement through the officer’s date of termination. However, if the first quarterly forecast for the year of termination has already been made by the date of termination, the pro-rated annual bonus for that year would be based on the actual annual bonus that would have been earned for that year based on the most recently forecasted performance, if higher than the highest target amount.

Each agreement also provides that the officer is entitled to a “gross-up” payment to make the officer whole for any federal excise tax imposed on change of control or severance payments received by the officer.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT

On June 19, 2001, Maytag entered into an executive severance agreement with Mr. Hake. Pursuant to the agreement, if Mr. Hake is involuntarily terminated by Maytag, except for “cause” (as defined in the agreement), within five years of June 19, 2001, Maytag will pay to him an amount equal to the sum of: (1) two years of base salary and (2) two years of target bonus under the Incentive Compensation Plan. Pursuant to the agreement, Mr. Hake has agreed to abide by Maytag’s confidentiality, non-compete and intellectual property rights agreement, as well as not to solicit Maytag employees for two years following his termination of employment. If Mr. Hake is eligible for any compensation benefit under a change of control agreement described above, no benefits will be available under this agreement.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

COMPENSATION PHILOSOPHY AND PRINCIPLES

The Compensation Committee of the Board of Directors (the “Committee”), composed of four non-employee directors, establishes and administers the executive compensation program for Maytag’s top executives. All members of the Committee are “independent directors” for purposes of the New York Stock Exchange requirements and are “outside directors” for purposes of Internal Revenue Code Section 162(m). The Committee has established Maytag’s compensation philosophy as it pertains to its executives as follows:

Maytag is committed to increasing long-term stockholder value through the development of preferred brands supported by innovative products. To achieve success, we must attract, retain and motivate the best people who can innovate and deliver high quality products faster than the competition.

Maytag’s compensation philosophy will provide opportunities that are competitive with comparable benchmark companies within the markets in which we compete for people. Accordingly, Maytag will motivate and reward our employees by meeting the following objectives:

•	Compensation opportunities (base salary, annual incentives and long term incentives) will be consistent with the role of the person in the organization. Actual rewards will increase or decrease commensurate with both individual and company performance.

•	Employees will have the opportunity to earn rewards beyond competitive levels if superior personal, operating performance and/or stockholder returns are achieved.

•	Incentives will be based on continuous improvements and the need for long-term business growth and stockholder return. Incentive plans will incorporate both internally-focused and externally-focused measurements.

•	Compensation programs will be as simple and easily understood as possible.

•	The design and administration of Maytag’s compensation programs will be applied fairly and consistently throughout the corporation.

The Committee believes compensation based on this philosophy supports and encourages commitment to achieving business and financial objectives that will generate long-term stockholder value. It is also designed to attract and retain outstanding executives, to encourage them to make long-term commitments to Maytag, and to accomplish Maytag’s leadership succession objectives.

COMPONENTS OF EXECUTIVE COMPENSATION

The Committee views compensation as a total program comprised of annual base salary, variable short and long-term incentives, and other perquisites and fringe benefits. The total package is designed to provide a significant percentage of executive compensation through at-risk programs which link long-term executive rewards to long-term stockholder rewards. The following are the components of Maytag’s compensation program:

Annual Base Salary

A salary range for each position is established using average base pay for executives employed at industrial organizations selected by independent compensation consultants. The performance of the organizations in the industrial database is not known and therefore not considered when establishing salary ranges. The companies included in the industrial database represent revenue sizes clustered around Maytag’s revenue. The Committee relies on a broad array of companies in various industries for comparative analysis of executive compensation, because the Committee believes that Maytag’s competitors for executive talent are more varied than the Peer Group chosen for comparing stockholder return in the Performance Graph at the end of this Executive Compensation section. Executive pay within the salary range is determined based upon individual qualifications, experience, and performance of specific individual responsibilities.

Annual Variable Incentive Compensation (Bonus)

Annual variable incentive compensation (bonus) is paid to executives in cash based upon a percentage of base salary and varies depending upon the individual’s position, responsibility, and performance. Corporate executives are eligible for annual cash incentive awards based upon the following performance factors: (1) net income compared to annual plan (60% weighting), (2) working capital management compared to annual plan (15% weighting), and (3) performance against key strategic objectives (25% weighting). Business Unit executives are eligible for annual cash incentive awards based upon the following performance factors: (1) operating income compared to annual plan (45% weighting), (2) working capital management compared to annual plan (15% weighting), (3) corporate net income compared to annual plan (15% weighting), and (4) performance against key strategic objectives (25% weighting). Performance is reviewed and rated annually against these factors. An award may also be increased or decreased based upon the executive’s personal performance. The Committee may adjust these formula-based awards if, in its judgment, adjustment is warranted.

Long-Term Variable Incentives

Long-term variable incentive compensation opportunities are provided to executives in positions with significant responsibility and accountability and who can potentially impact long-term corporate performance. These awards are available under the 2002 Employee and Director Stock Incentive Plan, which was approved by stockholders at the 2002 Annual Meeting. Long-term incentive compensation is made available in the form of stock options and performance-based cash awards.

Stock Options: Participation in and the level of stock option awards to individual executives are approved by the Committee. Options are generally subject to vesting provisions and the exercise price must at least equal the fair market value of the common stock on the date of award.

Performance-Based Cash Awards: Eligibility for participation and the level of awards to individual executives are approved by the Committee. The level of each award is based upon a percentage of base salary and varies depending upon the executive’s position and responsibilities. The value of these performance-based cash-denominated awards depend upon Maytag achieving predetermined levels of return on net assets and total stockholder return over the specified three-year period. High levels of performance in these factors, in the Committee’s opinion, impact favorably on long-term stockholder value. Approximately 80 executives are eligible for awards under this variable long-term incentive.

In conclusion, survey data indicates that awards approved by the Committee under Maytag’s long-term plans and predecessor plans are competitive with awards made to executives in similar positions at other industrial organizations. Stock-based incentive plans are designed to encourage a significant equity ownership interest in Maytag to help assure that the long-term interests of Maytag’s executives are closely aligned with the long-term interests of the stockholders.

EXECUTIVE STOCK OWNERSHIP GUIDELINES

In keeping with Maytag’s compensation philosophy and its efforts to strengthen the link between the long-term interests of executives and the long-term interests of stockholders, the Committee approved stock ownership guidelines that are applicable to all senior executives who are subject to reporting obligations under Section 16 of the Securities Exchange Act of 1934. The guidelines require that over a five-year period these executives build long-term ownership positions of Maytag’s common stock with an aggregate dollar value that equals or exceeds a predetermined multiple of their base salaries. The amounts range from six times annual base salary for the Chief Executive Officer to one-and-one-half times annual base salary for the lowest level senior executive. The Committee reviews executive stock ownership levels annually and notifies executives of their progress.

In addition, Maytag requires all vice-presidents (approximately additional 60 individuals) who exercise stock options to retain stock representing 50% of the after-tax value realized for a minimum of one year following exercise.

TAX CODE LIMITATION ON EXECUTIVE COMPENSATION DEDUCTIONS

Internal Revenue Code Section 162(m) limits Maytag’s federal income tax deductions for compensation to its CEO and each of its four other most highly compensated executive officers to $1 million, with certain exceptions. In order to enable compensation under its long-term variable incentive plan to qualify for the exception for certain performance-based compensation, in 2002 Maytag obtained stockholder approval of the 2002 Employee and Director Stock Incentive Plan. Maytag did not pay any compensation in 2003 that was non-deductible under Section 162(m), and the Committee will continue to monitor compensation programs in light of Section 162(m). However, the Committee considers it important to retain the flexibility to design compensation programs that are in the best long-term interests of Maytag and its stockholders and accordingly reserves the right to pay non-deductible compensation when it deems appropriate.

PERFORMANCE OF THE CORPORATION AND CEO COMPENSATION

As indicated in the above discussion, the total compensation of Maytag’s executives, including the CEO, consists of annual base salary, annual variable incentive, and long-term variable incentives, as well as other perquisites and fringe benefits. These plans consider individual performance, Maytag’s performance, and survey data regarding comparable positions at other industrial organizations.

The financial and strategic goals approved by the Compensation Committee for 2003 under the Annual Variable Incentive Compensation Plan (discussed above) were set aggressively beyond 2002 performance. Maytag did not reach the threshold level of financial performance in 2003, but did fulfill many of its strategic objectives.

The cash-denominated long-term incentive award made in 2001 matured in 2003. Maytag’s performance over the three-year period covering fiscal years 2001, 2002 and 2003 exceeded threshold levels but did not achieve the targeted levels approved by the Committee in 2001. Therefore, payouts reflected in the Summary Compensation Table - LTIP Payouts made under this Plan were well below target levels.

In 2003, performance-based cash-denominated awards were made to the named executive officers and other executives. Payouts under the award will be made to eligible recipients based on the extent to which Maytag achieves its return on net assets and total stockholder return objectives during the three-year period covering fiscal years 2003, 2004 and 2005, as reflected in the table entitled Long-Term Incentive Plans - Awards in Last Fiscal Year.

Awards of options to the named executive officers to purchase common stock under the 2002 Employee and Director Stock Incentive Plan are reflected in the table entitled Option Awards in Last Fiscal Year.

The Committee increased Mr. Hake’s 2003 salary to $850,000, representing a 6.25% increase over 2002. The Committee arrived at this rate by considering his annual base salary compared to CEO compensation in other industrial companies surveyed, his performance during 2002, and his strategic actions and plans for 2003 and beyond. Annual base salary increases for the other named executive officers were based on individual performance, job content and compensation of executives in comparable positions in the industrial companies surveyed.

Based strictly on Maytag’s performance against the financial goals approved by the Compensation Committee and the Board for the CEO at the beginning of 2003, Mr. Hake was not awarded any annual variable incentive compensation.

SUMMARY

The Committee believes that the foregoing compensation programs will serve the long-term interests of stockholders. These programs create a strong link between long-term executive rewards and long-term stockholder rewards; they attract, retain and motivate outstanding executive talent; and they further Maytag’s long-term leadership succession objectives. The Committee will continue to emphasize performance-based compensation programs that it believes positively affect long-term stockholder value. Finally, through stock ownership guidelines, it is the goal of the Committee to ensure Maytag has not only qualified, professional managers, but fully committed “owner-operators”.

The foregoing report is furnished by the following members of the Compensation Committee:

Bernard G. Rethore

Barbara R. Allen

William T. Kerr

James A. McCaslin

STOCKHOLDER RETURN PERFORMANCE

The following graph compares Maytag’s cumulative total stockholder return on its common stock from December 31, 1998 to December 31, 2003 with the S&P 500 Stock Index and the S&P Household Appliances Index (both of which include Maytag).

Cumulative Total Return

Based on investment of $100 beginning December 31, 1998

and the reinvestment of dividends

	1998	1999	2000	2001	2002	2003
Maytag	$100	$78	$54	$53	$50	$50
S & P 500	$100	$121	$110	$97	$76	$97
S & P 500 Household Appliances Index	$100	$98	$77	$101	$87	$104

The S&P Household Appliances Index is comprised of Maytag (MYG), Whirlpool (WHR), Black & Decker (BDK), Stanley Works (SWK), and Snap-On, Inc. (SNA).

The following graph compares Maytag’s cumulative total stockholder return on its common stock from December 29, 2000 to December 31, 2003 with the S&P 500 Stock Index and the S&P Household Appliances Index (both of which include Maytag).

Cumulative Total Return

Based on investment of $100 beginning December 29, 2000

and the reinvestment of dividends

	2000	2001	2002	2003
Maytag	$100	$98	$93	$93
S & P 500	$100	$88	$69	$88
S & P 500 Household Appliances Index	$100	$130	$112	$134

The S&P Household Appliances Index is comprised of Maytag (MYG), Whirlpool (WHR), Black & Decker (BDK), Stanley Works (SWK), and Snap-On, Inc. (SNA).

Employee

Discount Stock Purchase

Plan

(as amended and restated effective May 1, 2004)

p r o s p e c t u s

The date of this prospectus is May 1, 2004

APPENDIX A

IMPORTANT INFORMATION ABOUT THE CONTENTS OF THIS DOCUMENT

Prospectus

The information contained in this document constitutes a prospectus covering securities that have been registered under the Securities Act of 1933 in connection with the Maytag Employee Discount Stock Purchase Plan (the “plan”).

This document also serves as the plan document for the plan.

As used in this document, “Maytag” means Maytag Corporation, a Delaware corporation, and, where applicable, its subsidiaries.

Not an employment contract

This document is not an employment contract or a guarantee of continued employment for any definite period of time.

Right to amend or terminate

Maytag may change or discontinue the plan at any time and for any reason.

Oral or other unofficial modifications are not permitted

This plan cannot be modified by oral statements made by anyone, or by unofficial communications (such as e-mail or mailings). The plan can only be modified by official plan amendments.

A-i

C O N T E N T S

A-ii

Employee Discount Stock Purchase Plan

Overview

New for 2004!

The discount element on Maytag stock is not included in your wages at the time of purchase. Your tax on later sale of the stock will depend on whether you have held the shares for at least 24 months. This is described later in this booklet.

This is new for 2004!

•	The plan provides eligible employees an opportunity to purchase Maytag common stock at a 10% discount from current market prices. Under Section 423 of the Internal Revenue Code, the discount purchase element is not included in your wages at the time of purchase.

•	The purpose of the plan is to encourage eligible employees to remain with, and share in the financial future of, Maytag.

•	The plan is administered by Maytag, acting through its Policy and Oversight Committee and Human Resource Department. The Plan Agent has been engaged to perform recordkeeping and related administrative functions for the plan.

•	Generally, you are eligible to participate in the plan if you are an employee of Maytag or one of its participating subsidiaries.

•	You can contribute to the plan by payroll deduction on an after-tax basis.

•	You can withdraw your share balance at any time.

•	Or, you can elect to have your shares sold and receive a cash distribution. Sales made within 24 months after you purchase your shares may be taxed differently than if you hold the shares for at least 24 months. This is described later in this booklet.

•	If you die with a share balance under the plan, the balance will be paid to your estate.

Plan Agent:

Certain recordkeeping functions will be performed by a “Plan Agent” who is engaged by Maytag.

You will be provided additional contact information regarding the Plan Agent.

Shareholder approval required

This plan has been in effect for some time. However, the plan is being amended and restated as an employee stock purchase plan qualified under Section 423 of the Internal Revenue Code effective as of May 1, 2004 (it did not so qualify prior to that date). That change is conditioned on approval by the shareholders of Maytag at the shareholder meeting on May 13, 2004. If approval is not obtained, the plan will terminate and purchases will not be made under the terms of this plan for the purchase period that runs from May 1 to June 30, 2004. Rather, all contributions made during that purchase period will be used to purchase shares under the Maytag Corporation Dividend Reinvestment and Stock Purchase Plan.

Eligibility and Enrollment

New for 2004!

Quarterly purchase periods will be used under the plan starting May 1, 2004.

This is new for 2004!

The Employee Discount Stock Purchase Plan Authorization Form:

The Employee Discount Stock Purchase Plan Authorization Form is used to enroll in the plan or make changes to your contribution percentages, or to stop contributing.

Make sure you read the form and follow its instructions to complete the desired plan change.

Withdrawals and sales are processed directly through the Plan Agent.

Eligibility

You are eligible to participate if you are an employee of Maytag or one of its participating subsidiaries, subject to the special rules described below.

Special rule for collective bargaining employees

For employees covered by collective bargaining, your collective bargaining representative can choose whether you and other represented employees will be allowed to participate or not.

Other special rules

Employees who are classified as temporary on the payroll system of Maytag must complete two years of service before they are eligible.

Student interns and seasonal employees are eligible only if their employment is for more than five months in a calendar year.

If you perform services pursuant to a contract or agreement (whether verbal or written) which provides that you are an independent contractor or a consultant, you are not eligible to participate in the plan. Similarly, you are not eligible to participate if you perform services through and are paid by a third party, including an employee temporary service, leasing or staffing agency. Independent sales representatives are not eligible.

The Maytag subsidiaries listed on Attachment A currently participate in the plan.

Enrollment

Each calendar year quarter is a separate “purchase period” under the plan. The first purchase period, however, is a short purchase period from May 1, 2004 to June 30, 2004.

You may enroll in the plan for a purchase period by completing and submitting an Employee Discount Stock Purchase Plan Authorization Form to the Maytag Corporate Human Resources Department at the address shown on the form. Authorization forms are available from:

•	Your local Human Resources Department

•	The Maytag Corporate Human Resources Department

•	Maytag’s Intranet (The Innovator) under My Work Tools and then select Forms. It is listed under Health and Welfare Benefits. (www.innovator.maytag.com)

You must return the completed form to the Maytag Corporate Human Resources Department prior to the first day of the purchase period – January 1, April 1, July 1 and October 1 (May 1, 2004 in the case of the first short purchase period.)

If you become eligible to participate during the middle of a purchase period, you can enroll at that time. Your Authorization Form will be processed as soon as administratively practicable after it is received.

Your enrollment and election is “evergreen” – that is, it will carry over from one purchase period to the next until you change your election.

Employee Contributions

Convenient contributions by payroll deduction.

Contributions will be allowed through payroll withholding.

New for 2004!

Additional voluntary contribution by check are not allowed under the plan starting May 1, 2004.

Payroll deductions

You must designate on your Authorization Form the percentage of your pay each pay period (in whole percents, with a minimum of 1% and a maximum of 10%) to be deducted to purchase Maytag stock at the end of the purchase period. Your contributions are deducted from your pay on an after-tax basis.

The maximum contribution per calendar year is $22,500. The tax law limits your purchases for a year through the plan to $25,000 (this is further described on the next page). Since all purchases are made at a 10% discount, the $22,500 limit on your contributions comes about by reducing the $25,000 purchase limit by 10%.

Your pay for purposes of the plan is your regular pay and commissions. Your regular pay is determined before your contributions to the Maytag Corporation Savings Plan (401(k)) or the Maytag Corporation Employee Benefit Plan are taken out, but after taking out your contributions to the Maytag Corporation Deferred Compensation Plan (if you are eligible for that plan).

Changing/stopping your payroll deductions

You may change the amount of your payroll deductions effective as of the first day of any purchase period – January 1, April 1, July 1 or October 1. To do so, you must submit a new Authorization Form to the Maytag Corporate Human Resources Department prior to the first day of the purchase period.

You may stop contributing to the plan during a purchase period by so electing on an Authorization Form filed with the Human Resources Department. The form must be received by the Human Resources Department by the 10th day of the last month of the purchase period for it to be effective for that purchase period. If the form is not received by that date, your contributions will continue for the rest of the purchase period and shares will be purchased for that period. If the form is timely, contributions will be stopped as soon as administratively practicable after receipt of the form, and all contributions during the purchase period (without interest) will be refunded to you as soon as administratively practicable.

If you stop contributing during a purchase period, you cannot reenroll until the next or a later purchase period. You must submit a new Authorization Form to Maytag Corporate Human Resources to reenroll.

When your employment ends

If your employment with Maytag and its subsidiaries ends during a purchase period, your contributions made prior to your last day of employment will be refunded to you (without interest) as soon as administratively practicable after your employment ends. Your account balance will not be applied to purchase stock at the end of the purchase period.

Additional voluntary contribution not allowed

Voluntary contributions are not allowed through this plan other than by payroll withholding.

Discounts and Maximums

New for 2004!

Contributions will be limited to $22,500 in any calendar year.

This is new for 2004!

Discount (grants and exercise)

At the end of each purchase period, the total amount of payroll contributions credited to you during the purchase period will be used to purchase shares of Maytag common stock.

The purchase price will be 90% of the fair market value on the last business day of the purchase period. Fair market value for this purpose is the closing price of Maytag stock on the New York Stock Exchange on the purchase date.

For tax purposes under Section 423 of the Internal Revenue Code, Maytag is granting you an option to purchase shares of Maytag common stock. The number of shares covered by the option is determined on the last business day of the purchase period – it is on that date that the number of shares you can purchase (at a 10% discount) is known because the number of shares depends on the fair market value on that date. The last day of the purchase period is the grant date and the exercise date for tax purposes under Section 423 of the Internal Revenue Code.

Tax treatment of discount

For United States employees, the 10% discount is currently not subject to federal income tax, and currently is not subject to FICA. See the section of this booklet titled “Tax Effects of Plan Participation” for more information on the tax treatment of the company discount and your purchases under the plan.

Maximum

You cannot contribute more than $22,500 in any calendar year. For example, if you contribute $9,000 in the first quarter of 2005, you can contribute only an additional $13,500 during the remaining three quarters of 2005.

The $22,500 contribution limit derives from the purchase limit of $25,000 found in Section 423 of the Internal Revenue Code. In any calendar year, you may not purchase shares of Maytag stock with a fair market value of more than $25,000 (measured as of the purchase date). As a result of the 10% discount, when you contribute $22,500, you get shares with a value of $25,000 (the maximum allowed). For 2004, the limit applies only to contributions and purchases after May 1, 2004.

Participant Accounts and Statements

Cash accounts

Maytag will maintain a recordkeeping account for you to record amounts withheld from your compensation. This account is solely for recordkeeping purposes and no assets are actually set aside for you. Until shares of Maytag stock are purchased for you, you are a general creditor of Maytag with respect to the balance of this cash account.

No interest will be credited to your cash account. If it is ever refunded to you, it will be refunded without interest. Interest is not added to make purchases at the end of the purchase period.

Plan Agent account

An account will be maintained on your behalf with the Plan Agent. The Plan Agent will credit to this account on a quarterly basis the shares of Maytag stock purchased with your payroll deduction contributions. The credit will be in book entry – certificateless – form.

Any time that you want certificates for some or all of your shares, certificates will be sent to you for a fee upon written request to the Plan Agent.

Prior plan accounts

The Plan Agent will continue to hold and administer your account attributable to shares purchases prior to the qualification of the plan under Section 423 of the Internal Revenue Code.

The same rules generally apply to that account as apply to the account that holds shares purchased after qualification of the plan under Section 423 of the Internal Revenue Code. However, the tax treatment of those shares is different.

Statements

You will receive a statement for each quarter. Activity includes payroll deductions, stock purchases or sales, and dividend reinvestment.

You need to retain all periodic statements that you receive from the Plan Agent to assist in calculating any capital gain or loss. The Plan Agent charges a small service fee for duplicate statements. Maytag does not provide these statements.

Shareholder Rights

Share purchases

Once shares are purchased for you, you will have all rights as a shareholder, including voting rights, even though you do not have physical possession of stock certificates.

Purchases occur as of the last day of the purchase period. All purchases will be from Maytag - shares generally will not be purchased in the market (although Maytag may obtain the shares used for purposes of the plan from shares repurchased on the market or from newly issued shares).

Dividends

Your account will be adjusted to reflect any cash or stock dividends declared and paid by Maytag. As cash dividends are paid on shares held in your account with the Plan Agent, the dividends will be used to purchase additional shares of Maytag common stock in the open market at market price – there is no discount on these purchases.

The plan provides for reinvestment of dividends only, and you do not have the option to receive the dividends in cash.

Voting

You will have voting control over the shares of Maytag stock credited to your plan account. If you do not vote your shares, your shares will not be voted for you.

Withdrawals and Sales

Important:

All withdrawal and distribution requests must be made to the Plan Agent.

If you are taking a distribution of your entire account balance, you should monitor your account to ensure that you have no outstanding contributions waiting to purchase additional shares under the plan.

You should fully understand the tax consequences of any stock sale. A sale may result in ordinary income equal to your original discount amount - see the section of this booklet titled “Tax Effects of Plan Participation” and consult your tax advisor.

Voluntary withdrawals

You may withdraw all or any part of your Maytag stock balance at any time by requesting that the Plan Agent make a full or partial distribution of such balance. You may choose to receive this distribution either in shares of Maytag stock or in cash.

To request a withdrawal, you must contact the Plan Agent directly.

If you withdraw your entire Maytag stock balance, you will continue to participate in the plan and payroll deductions will continue unless you notify Maytag that you wish to stop contributing. See the section of this booklet titled “Employee Contributions: Changing Your Payroll Deduction Amount/Withdrawing.”

Receiving a withdrawal/ distribution

If you choose to receive shares of Maytag stock, you will receive one stock certificate representing the number of whole shares of Maytag stock subject to the distribution request. If your distribution request includes any fractional shares, you will also receive a check representing the then-current market value of the fractional shares.

If you choose to receive cash, a number of shares of Maytag stock with an aggregate sale price equal to the amount of your distribution request will be sold in the open market at the then-current market price. Your sale proceeds will be reduced by the amount of any brokerage commissions and fees applicable to your account (currently $0.15 per share), and the net amount will be sent to you by check.

Distribution requests received by the Plan Agent directly from you in accordance with the procedures described above will be processed within a reasonable period of time. A complete distribution of your share account balance received between a dividend record date and the corresponding dividend payment date will not include any shares purchased as part of the dividend reinvestment. You must file a separate distribution request for the resulting balance.

Section 16 Officers:

Senior executive officers (Section 16 officers) may usually resell their Maytag stock only upon compliance with Rule 144 adopted under the Securities Act of 1933, or pursuant to an effective registration statement filed with the Securities and Exchange Commission (SEC).

Senior executive officers (Section 16 officers) and certain other employees who have been notified of their status (Key Insiders) also need to be aware that their sales of Maytag stock may be subject to the reporting requirements and short–swing trading restrictions of Section 16 under the Securities Exchange Act of 1934, and may be subject to Maytag’s Insider Trading Policy. These employees should consult with Maytag’s Insider Trading Policy and are required to call Maytag’s Corporate Secretary or General Counsel before taking any actions involving Maytag stock including selling or purchasing stock in this Plan.

Your Beneficiary

Benefits to a beneficiary

If you die with a balance in your cash account at Maytag, that cash balance will be paid to the personal representative of your estate as soon as administratively practicable after your death. The balance will not be used to purchase shares at the end of the purchase period.

Any shares held in your account at the Plan Agent also will generally be distributed to your estate. However, you may register the name of another individual (other than a minor) as joint tenant of the shares held by the Plan Agent. In that case, your joint tenant would become sole owner of the stock in your account upon your death. Consult your tax advisor for additional information about joint tenant arrangements. Following your death, the personal representative of your estate or joint tenant must reregister the stock with the Plan Agent.

Contact the Plan Agent for additional information.

Tax Effects of Plan Participation

Income tax consequences

The amounts you contribute to the plan through payroll deductions are after-tax amounts, meaning that participation in the plan does not reduce your taxable compensation or defer income or other taxes on your compensation.

When you sell shares of Maytag stock purchased through the plan (including sales that occur because you choose to receive a distribution in cash), you will realize capital gain or loss equal to the difference between the price at which you sold the shares of Maytag stock (net of any brokerage commissions) and the price at which the shares were purchased, including the discount amount (inclusive of any brokerage commissions). If the sale price is less than the purchase price, you generally would realize a capital loss.

United States Employees

For U.S. federal income tax purposes, the 10% discount on shares purchased through the plan after May 1, 2004, is not taxable income to you at the time of purchase. This special tax treatment derives under Section 423 of the Internal Revenue Code.

If you hold your shares of Maytag stock for less than 24 months following purchase, the excess of the fair market value of your shares on the date of purchase over the purchase price you paid (the 10% discount) will be taxed as ordinary income at that time – they will be reported on your Form W-2. Maytag would get a corresponding tax deduction at that time.

If you hold your shares of Maytag stock for more than 24 months following purchase, or if you die while holding your shares, then you will also recognize ordinary income in the year of sale or death, but the amount of ordinary income will be the lesser of:

•	Your discount – that is, 10% of the fair market value of the shares on the purchase date; or

•	Your gain – that is, the excess of the fair market value of the shares on the date of sale or death over your purchase price.

Consult your tax advisor!

The federal income tax consequences of participating in the plan and selling stock purchased under the plan can be complex.

We encourage you to consult with your tax advisor on such matters.

Maytag is not entitled to a deduction in this case (if you hold for 24 months or die).

Any gain that is not treated as ordinary income is treated as capital gain (same for loss). Capital gain is considered short-term and generally taxed at ordinary income rates if you owned the shares one year or less, and is considered long-term and generally subject to taxation at lower rates if you owned the shares more than one year.

Example

Let’s say that for the purchase period from July 1 to September 30, 2004, you purchased 100 shares of Maytag stock at a purchase price of $25.20 per share (90% of fair market value of $28 per share). Further assume that you later sell the shares for $36 per share.

If you sell within 24 months

If you sell the shares within 24 months of September 30, 2004, you have a “disqualifying disposition.” In that case, your original discount is taxable as ordinary income in the year you sell the shares. So, if you sell 100 shares for $3,600, the discount of $280 is ordinary income, and adds to your tax basis in the shares. This will be added to your employees’ W-2. Your capital gain, therefore, is the difference between your $36 per share sale price and your $28 per share basis, or $800.

If you sell within 24 months, you will recognize the discount as ordinary income even if your shares have a loss.

If you sell after 24 months

If you sell after 24 months, the same tax treatment described above will apply. However, you never recognize more as ordinary income than gain on the sale. For example, if you sell the shares for $26 per share, you will have ordinary income of $80 (80 cents per share). This adds to your basis, resulting in a capital gain of $0 (your basis would be $25.20 + $.80 = $26, so you would have no gain.

In the case of shares that were purchased under the plan prior to May 1, 2004, those shares are not subject to Section 423 of the Internal Revenue Code. For U.S. federal income tax purposes, the matching contribution that Maytag paid when you purchased shares prior to May 1, 2004, as well as any brokerage commissions or transaction fees paid by Maytag, was taxable as ordinary income to you on your Form W-2 for the year. The discount payment was added to your tax basis in the shares you purchased. When you sell those shares, you have capital gain or loss depending on whether you sold for more or less than your tax basis.

U.S. employees will also be subject to U.S. federal income taxation on the dividends paid on Maytag stock.

Puerto Rico Employees

The U.S. tax status of a Puerto Rican employee depends on whether the employee was a bona fide resident of Puerto Rico for the entire tax year. If so, the employee will be treated as a resident alien under the U.S. tax laws, which means that the employee will generally be subject to U.S. income tax in the same manner as a U.S. citizen. See United States Employees above. Generally, the employee will need to file a Form 1040 and report all income from sources both in and outside of the U.S., however the employee may exclude from gross income all income from sources in Puerto Rico (other than amounts for service performed as an employee of the U.S. or any of its agencies).

If the employee was not a bona fide resident of Puerto Rico for the entire tax year (with certain exceptions for the year the employee changes residence from Puerto Rico) and not a U.S. resident for that year, the employee generally will not be subject to U.S. income taxation on the gain from the sale of Maytag stock held in the United States. However, dividends paid on Maytag stock held by Puerto Rican employees will be subject to U.S. federal income tax withholding at a flat 30% rate.

The 10% discount on Maytag shares is generally taxable in Puerto Rico. Puerto Rico’s internal tax system is similar to the U.S. federal system. However, certain differences may exist. Consult a local tax advisor for additional information on Puerto Rico tax law.

Canada Employees

Canadian employees generally will not be subject to U.S. income taxation on the gain from the sale of Maytag stock held in the United States. However, dividends paid on Maytag stock held by Canadian employees will be subject to U.S. federal income tax withholding at a flat 15% rate. Canadian employees are generally not required to file a U.S. income tax return solely due to participation in the plan. It is important that a Canadian employee file a Form W-8BEN in accordance with the form’s instructions in order to avoid a higher 30% withholding tax.

Canadian employees are subject to tax in Canada on any capital gain on sale of Maytag stock. Capital gains are netted against capital losses, and 50% of the difference is included in taxable income in Canada.

Canadian employees also are subject to Canada income taxation on dividends paid on Maytag stock. However, a foreign tax credit of up to 15% is allowed for withholding taxes paid in the U.S.

The 10% discount that Maytag pays when a Canadian employee buys shares under the plan with payroll deduction contributions is a taxable benefit, subject to Canada Pension Plan and income tax payroll deductions.

Other countries

If you reside in a country other than the U.S., Canada or Puerto Rico, you should consult your tax adviser regarding the consequences of participating in the plan.

FICA (Social Security Tax – for United States Employees)

Under current IRS rules, the discount element on purchases made through the plan is not subject to FICA. Also, when you sell shares acquired under the plan, any ordinary income you have at that time (even if it is included on your Form W-2) is not subject to FICA.

However, the IRS is considering the proper tax treatment of options and stock purchase plans and the rules may change in the future.

Only a summary of tax effects

The preceding paragraphs are not a complete summary of the tax consequences that may result from participating in the plan, and do not discuss any state or local tax consequences. Tax laws and related administrative or judicial interpretations may also change from time to time. Therefore, you are encouraged to review with a tax advisor the tax consequences of participating in the plan and selling the shares acquired.

General Information

Plan amendment and termination

Maytag has the right to amend the plan at any time, provided that no amendment can adversely affect your rights with respect to cash or shares credited to your account under the plan. Also, any amendment to increase the number of shares reserved under the plan will be subject to shareholder approval to the same extent as the adoption of this plan as a tax-conditioned plan under Section 423 of the Internal Revenue Code.

The ERISA Executive Committee of Maytag has the authority to amend the plan unless the amendment has a material cost impact to Maytag or is a material amendment within the meaning of the shareholder approval rules of the New York Stock Exchange (for example, an amendment to change the discount or method of determining the discount). Such amendments are reserved to the Compensation Committee of the Board.

Although Maytag intends to maintain the plan indefinitely, it may terminate the plan at any time by action of the Compensation Committee of the Board. If Maytag terminates the plan, it will distribute your cash account balance to you as soon as administratively practicable after the date of such termination. Your shares held with the Plan Agent either will be distributed to you, or may be transferred to the Maytag Dividend Reinvestment and Stock Purchase Plan.

Significant shareholders

The plan does not cover any employee who owns stock possessing 5% or more of the total combined voting power or value of Maytag stock or stock of any subsidiary. The stock attribution rules of Code Section 424(d) apply for this purpose, and an employee also is considered as owning all stock covered by outstanding stock options.

Further information about the plan

If you have any questions about the status of your account, or any distributions, please contact the Plan Agent.

If you have any questions about plan enrollment or your payroll deductions, please contact the Maytag Corporate Human Resources Department at 1-800-870-7701.

Administration of the plan

Maytag Corporation is the sponsor and administrator of the Plan.

As administrator, Maytag Corporation generally acts through its Policy and Oversight Committee, which is responsible for the general management and administration of the plan, and is responsible for interpretation of the plan and its governing documents. Day to day administrative functions are performed by the Corporate Human Resources Department.

Certain recordkeeping functions are performed by the Plan Agent. The Plan Agent establishes an account for each participant in the plan, receives all plan contributions, reinvests dividends in additional Maytag stock, provides periodic statements of account balances, and processes all distributions to participants.

The plan is not subject to any provisions of the Employee Retirement Income Security Act of 1974.

Assignment and liens

Your payroll deduction account with Maytag, and your rights to purchase Maytag stock through the plan, may not be assigned, pledged or otherwise disposed of, whether voluntarily or involuntarily, or directly or indirectly, except by will or the laws of inheritance.

Participating subsidiaries

In addition to Maytag Corporation, the companies listed on Appendix A also participate in this plan.

Maytag may add subsidiaries (including companies that become subsidiaries in the future) as participating subsidiaries, or remove subsidiaries as participating subsidiaries, by amending Appendix A. Any company that ceases to be a subsidiary by reason of a disposition of its stock by Maytag or another subsidiary will automatically cease to be a participating subsidiary (even if still listed in Appendix A).

Action to add a subsidiary as a participating subsidiary can be taken by the ERISA Executive Committee unless it results in a material expansion of the eligible employee group, in which case action must be taken by the Compensation Committee of the Board.

A “subsidiary” for this purpose is any company defined as such under Code Section 424(f) of the Internal Revenue Code.

Incorporation of documents

Maytag files various documents with the Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934 (the “Exchange Act”). The documents listed below, which contain important information about Maytag and its common stock, are incorporated by reference into this booklet, which means that we are considered to have provided the information in these reports to you simply by referring you to these reports:

•	Maytag’s most recent annual report on Form 10-K filed pursuant to Section 13(a) or 15(d) of the Exchange Act;

•	All other reports filed by Maytag pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to above;

•	The descriptions of Maytag’s common stock and preferred stock purchase rights which are contained in a registration statements on Form 8-A filed under the Exchange Act; and

•	Any other documents filed by Maytag with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act while the registration statement for the Maytag common stock available under the plan remains effective.

The SEC maintains a Web site at http://www.sec.gov that contains the reports and other information that Maytag and other companies file electronically with the SEC.

You may request in writing or by phone (1) a copy of any or all of the documents and reports described above, (2) a copy of Maytag’s latest Annual Report to Stockholders, or (3) any other report, proxy statement or other communication provided to Maytag’s shareholders generally that you did not otherwise receive. All of these documents are available to you at no charge. Any such request should be directed to:

Maytag Corporate Human Resources Department

Maytag Corporation

403 West Fourth Street N.

Newton, Iowa 50208-0039

Telephone: 1-800-870-7701

In addition, items (2) and (3) above are available on-line at www.maytagcorp.com, under Financial Center.

Shares available under the Plan

900,000 shares are reserved for issuance under the plan, subject to appropriate adjustments by the Compensation Committee in the event of certain changes in the outstanding shares of common stock by means of stock dividends, stock splits, corporate separations, recapitalizations, mergers, consolidations, combinations, exchanges of shares or similar transactions.

The plan will terminate when all shares available for issuance have been issued, unless additional shares are authorized or unless the plan is terminated prior to using all allowed shares. Refer to the section of this booklet titled “General Information: Plan amendment and termination.”

In the event there are not a sufficient number of shares available in a purchase period to allow for all purchases that would otherwise be made, the purchases on behalf of each participant will be reduced proportionately, and the remaining cash contributions of each participant for the purchase period that are not applied to purchase shares of Maytag stock will be refunded (without interest) to the participant as soon as administratively practicable after the end of the purchase period.

Appendix A – Participating Subsidiaries

Participating subsidiaries

In addition to Maytag Corporation, the following companies are participating employers in the Maytag Employee Discount Stock Purchase Plan:

Dixie-Narco, Inc.

The Hoover Company I L.P.

The Hoover Company (Sales)

Jade Products Company

Maytag Appliance Sales Company

Maytag International

Maytag Limited

Maytag Manufacturing

Maytag Services, LLC

If you have any questions about plan enrollment or your payroll deductions, please contact the Maytag Corporate Human Resources Department at 1-800-870-7701.

MAYTAG ANNUAL MEETING OF STOCKHOLDERS

8:30 a.m. C.S.T., May 13, 2004

Sodexho Marriott Conference Center

600 North Second Avenue West

Newton, Iowa 50208

Attendance at the annual meeting is limited to Maytag stockholders and one guest or named representative. Proxies or representatives of stockholders must bring written evidence of their being named the stockholder’s proxy or representative. We reserve the right to limit the number of representatives who may attend the meeting.

•	An admission card will be required to enter the Maytag annual meeting, in accordance with Maytag’s admittance procedures. Upon arrival at the annual meeting, you will be asked to present your admission card.

•	If you hold your Maytag shares directly with the company and received a paper proxy card, please detach and bring the admission card, which was included in the mailing from the company.

•	If you hold your Maytag shares directly with the company and received your proxy electronically, bring a copy of the Annual Meeting Notification e-mail, which contains your account number.

•	If your Maytag shares are held for you in a brokerage, bank or other institutional account, you should bring your proxy or letter from the broker, trustee, bank or nominee confirming your beneficial ownership of the shares.

If you have questions regarding admission to the annual meeting, please call Maytag Stockholder Services at 641-787-8584.

Note: The use of video or still photography or recording devices is not permitted.

[Proxy Card – 2004 Annual Meeting]

ADMISSION CARD

2004 ANNUAL MEETING OF SHAREOWNERS

8:30 a.m. C.S.T., May 13, 2004

Sodexho Marriott Conference Center

600 North Second Avenue West

Newton, Iowa 50208

You should present this admission card in order to gain admittance to the meeting. This card admits the shareholder listed on the reverse side and one guest or named representative and is not transferable. If your shares are held in the name of a broker, trust, bank or other nominee, you should bring with you a proxy or letter from the broker, trustee, bank or nominee confirming your beneficial ownership of the shares.

Note: The use of video or still photography or recording devices at the Annual Meeting is not permitted.

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MAYTAG CORPORATION

Proxy for Annual Meeting, May 13, 2004, Solicited by the Board of Directors

George C. Moore, Roger K. Scholten and Steven J. Klyn, and each of them (with full power to act without the others and with power of substitution), are hereby appointed attorneys and proxies of the undersigned to attend the Annual Meeting of Stockholders on May 13, 2004, and any adjournment thereof, and to vote and act for the undersigned on reverse side.

If shares of Maytag Corporation Common Stock are issued to or held for the account of the undersigned under the Maytag Corporation Salary Savings Plan, Employee Stock Ownership Plan (“ESOP”) or Employee Discount Stock Purchase Plan (any of such plans, a “Voting Plan”), then the undersigned hereby directs the respective trustee or administrator of each applicable Voting Plan to vote all shares of Maytag Corporation Common Stock in the undersigned’s name and/or account under such Plan in accordance with the instructions given herein, at the Annual Meeting and at any adjournments thereof, on all matters properly coming before the Annual Meeting, including but not limited to the matters set forth on the reverse side. Your instructions about voting under the Voting Plans are confidential. If you do not provide voting instructions, unvoted shares held in the Salary Savings Plan or ESOP will be voted by the trustee in the same proportion as the total shares voted by plan participants and unvoted shares held in the Employee Discount Stock Purchase Plan will not be voted. Any unallocated shares held in the Salary Savings Plan or ESOP will also be voted by the trustee in the same proportion as the total shares voted by plan participants.

This proxy when properly executed will be voted in the manner directed herein and revokes all previous proxies. Except with respect to Voting Plans describe above, if no direction is made, this proxy will be voted FOR items (1), (2), (3) and (4), and AGAINST items (5) and (6).

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

VOTE BY INTERNET – www.proxyvote.com

Have the proxy card ready when you access the website. Follow the simple instructions that appear on your computer screen.

VOTE BY PHONE – 1-800-690-6903

Use any touch-tone telephone. Have the proxy card ready when you call and follow the simple recorded instructions you receive on the telephone.

VOTE BY MAIL –

Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Maytag Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

The Internet and telephone voting facilities will close at 11:59 p.m. Eastern Standard Time on May 12, 2004.

IF YOU HAVE VOTED OVER THE INTERNET OR BY TELEPHONE, THERE IS NO NEED FOR YOU TO MAIL BACK YOUR PROXY.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	Keep This Portion for Your Records
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Detach and Return This Portion Only

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MAYTAG CORPORATION

The Board of Directors recommends a vote “FOR” items (1), (2), (3) and (4)

1.	Election of Directors: to a three-year term, Nominees:

01) Wayland R. Hicks, 02) James A. McCaslin, 03) W. Ann Reynolds, and 04) Fred G. Steingraber

FOR ALL ☐	WITHHOLD ALL ☐	FOR ALL EXCEPT ☐

To withhold authority to vote, mark “For All Except”

And write the nominee’s number on the line below.

2.	The ratification of the selection of Ernst & Young LLP as independent auditor for 2004.

FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	Approval of the amended and restated Maytag Employee Discount Stock Purchase Plan.

FOR ☐	AGAINST ☐	ABSTAIN ☐

4.	Approval of a company proposal to repeal Article Eleventh of Maytag’s Restated Certificate of Incorporation.

FOR ☐	AGAINST ☐	ABSTAIN ☐

The Board of Directors recommends a vote “AGAINST” items (5) and (6)

5.	The proposal of a stockholder concerning the classification of the Board of Directors.

FOR ☐	AGAINST ☐	ABSTAIN ☐

6.	The proposal of a stockholder concerning stockholder adoption of “poison pill” provisions.

FOR ☐	AGAINST ☐	ABSTAIN ☐

In their discretion, the proxies are authorized to vote upon any other matters which may properly come before the meeting or any adjournment.

MARK HERE FOR ADDRESS CHANGE AND NOTE ON REVERSE SIDE

Please date, sign exactly as name appears above, and return in the enclosed envelope. Executors, administrators, trustees, guardians or attorneys should indicate the capacity in which they sign. Corporate owners should sign in their corporate names with their corporate capacity.

CHECK THIS BOX IF YOU PLAN ON ATTENDING THE ANNUAL MEETING

Signature [PLEASE SIGN WITHIN BOX] (Date)	Signature (Joint Owners) (Date)